UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.         )

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COMMUNITY HEALTH SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNITY HEALTH SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2012

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Community Health Systems, Inc. will be held on Tuesday, May 15, 2012 at 8:00 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022, to consider and act upon the following matters:

1.	To elect eight (8) directors;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The close of business on March 23, 2012, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

Rachel A. Seifert

Executive Vice President, Secretary and

General Counsel

Franklin, Tennessee

April 6, 2012

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

PROXY STATEMENT

Page
Introduction	1
General Information	4
Members of the Board of Directors	12
Security Ownership of Certain Beneficial Owners and Management	15
Section 16(a) Beneficial Ownership Reporting Compliance	17
Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members	18
Information About Our Executive Officers	18
Proposal 1 — Election of Directors	20
Proposal 2 — Advisory Vote on Executive Compensation	20
Executive Compensation	22
Compensation Discussion and Analysis	22
Summary Compensation Table	37
Grants of Plan-Based Awards	38
Outstanding Equity Awards at Fiscal Year-End	40
Option Exercises and Stock Vested	41
Pension Benefits	42
Non-qualified Deferred Compensation	42
Potential Payments upon Termination or Change in Control	43
Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm	45
Compensation Committee Report	47
Audit and Compliance Committee Report	48
Miscellaneous	49

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

4000 Meridian Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

April 6, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 15, 2012: THIS PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND THE 2011 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET.

INTRODUCTION

Solicitation

This Proxy Statement, the accompanying proxy card and the 2011 Annual Report to Stockholders (with Form 10-K for the year ended December 31, 2011) of Community Health Systems, Inc. (the “Company”) are being mailed on or about April 6, 2012. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the 2012 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

For simplicity of presentation throughout this Proxy Statement, we refer to employees of our indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees. Similarly, the healthcare operations and businesses described in this Proxy Statement are owned and operated and management services provided by distinct and indirect subsidiaries of the Company.

When and where will the meeting be held?

The Meeting will be held on Tuesday, May 15, 2012 at 8:00 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the President or the Secretary of the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker, bank, trustee or other nominee (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, bank, trustee or other nominee, and you should return your proxy card or cards to your broker, bank, trustee or other nominee. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you owned shares of Common Stock of the Company at the close of business on our record date of Friday, March 23, 2012.

How many shares of Common Stock may vote at the Meeting?

As of March 23, 2012, there were 91,858,778 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Registrar and Transfer Company, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record”, you can vote your proxy by mailing in the enclosed proxy card.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name”, your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name”, you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the eight nominees for director: W. Larry Cash, John A. Clerico, James S. Ely III, John A. Fry, William Norris Jennings, M.D., Julia B. North, Wayne T. Smith and H. Mitchell Watson, Jr., to one-year terms expiring at the 2013 annual meeting of stockholders.

Proposal 2 —	FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal 3 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2012.

How would my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, the President or Secretary will vote your shares as follows:

•	FOR the election of each of the eight nominees for director (Proposal 1).

•	FOR the approval of the compensation of our named executive officers (Proposal 2).

•

FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2012 (Proposal 3).

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting.

If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect Proposal 3 (the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012) to be considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on that matter if you fail to provide instructions.

On the other hand, your broker, bank, trustee or other nominee is not entitled to vote your shares on certain “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1) and the approval of named executive officer compensation (Proposal 2) will be considered “non-

routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trustee or other nominee will inform the Inspectors of Election that it does not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason.

Please note that your broker, bank, trustee or other nominee does not have the discretion to vote shares on your behalf with respect to the election of directors. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on the election of directors.

How are abstentions and broker non-votes treated?

Abstentions are deemed to be “present” at the Meeting, are counted for quorum purposes and, other than for Proposal 1, will have the same effect as a vote against the matter. In the case of Proposal 1, an abstention will not be deemed to be a vote cast either for or against any nominee. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any matter other than for Proposal 3. In the case of Proposal 3, a broker non-vote will have the same effect as a vote against the matter.

Can I change my vote after I have mailed my proxy card?

If you are a stockholder of record, you may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to the Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card; or

•	By attending the Meeting and voting your shares in person before your proxy is exercised at the Meeting.

If you hold your shares in “street name”, your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.

What vote is required to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — Election of eight directors	Majority of votes cast for the election of that nominee	No

Proposal 2 — Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 — Ratification of auditors for 2012	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 1, the abstention will not have any effect on the outcome of the vote.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on either of Proposal 2 or 3, the abstention will have the same effect as an AGAINST vote.

Who will count the votes?

Representatives from Registrar and Transfer Company, our transfer agent, will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. The Company has engaged Georgeson Inc. to aid in the solicitation of proxies for a fee of approximately $10,500, plus reasonable expenses. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees of our management company, will aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing these proxy materials, our proxy solicitor, Georgeson Inc., and certain of our directors and officers, as well as employees of our management company, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, including information regarding directions to the Meeting, please call our Executive Vice President, Secretary and General Counsel, Rachel A. Seifert, at 615-465-7000.

GENERAL INFORMATION

What is the deadline for submitting stockholder proposals for the 2013 annual meeting of stockholders?

If a stockholder seeks to have a proposal included in our Proxy Statement for the 2013 annual meeting pursuant to the rules under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be submitted by no later than December 7, 2012. Any stockholder proposal (other than pursuant to the rules under the Exchange Act) or director nomination submitted by a stockholder for consideration at our 2013 annual meeting must be received by the Company in the manner and by the deadline set forth under “How can I submit stockholder proposals or nominations for Directors?” on page 11 of this Proxy Statement. In general, a director nomination submitted in proper form must be received no earlier than January 21, 2013 and no later than February 20, 2013.

How may I contact the non-management members of the Board of Directors?

Julia B. North is the Chair of the Governance and Nominating Committee of the Board of Directors. She and any of the other non-management directors may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Rachel A. Seifert

Corporate Secretary

615-465-7000

Investor_Communications@chs.net

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer

Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

800-495-9510

Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right to reject from this process any material that is harassing, unduly offensive, anonymous or otherwise not credible, or solicits business on behalf of the sender.

How is the Board of Directors organized and how is the independence of the Board of Directors determined?

The role of our Board of Directors is governed by the Bylaws of the Company, and is further guided by our Governance Guidelines (the “Governance Guidelines”). Currently, there are eight (8) members of our Board of Directors.

Our Governance Guidelines include independence standards for those directors who are not also members of management. To determine whether our directors and director nominees are independent, the Board evaluates the relationships of our directors and director nominees, as disclosed to us by them, with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors to a questionnaire that solicited information about their relationships. The Board also considers relationships between the Company and other organizations on which our directors or director nominees serve as directors. The Board determined that each of our non-management directors did not have a direct or an indirect material interest in the applicable relationships set forth in the Governance Guidelines. After such evaluations, our Board of Directors has affirmatively determined that all of the following non-management members of our Board are independent under the Governance Guidelines and the applicable rules of the NYSE and the Securities and Exchange Commission (“SEC”):

John A. Clerico

James S. Ely III

John A. Fry

William Norris Jennings, M.D.

Julia B. North

H. Mitchell Watson, Jr.

Messrs. Wayne T. Smith and W. Larry Cash, who are also officers of the Company and employed by a subsidiary of the Company, are not independent.

Do the independent members of the Board of Directors meet in separate sessions?

The independent members of our Board meet periodically in executive sessions, typically at the end of each regularly scheduled Board meeting, and otherwise as needed. The Chair of the appropriate Board committee presides over those sessions at which the principal item to be considered is within the scope of his or her committee. In the absence of a particular committee-related subject matter, the Chair of the Governance and Nominating Committee, currently Ms. North, presides at the executive sessions. During 2011, the independent members of our Board met in executive session thirteen (13) times, either in conjunction with a Board meeting or a committee meeting at which the other independent members were present.

What is the leadership structure of the Board of Directors?

As set forth in the Company’s Governance Guidelines, the Board believes that the most effective and appropriate leadership model for the Company is that of a combined Chair of the Board and CEO, balanced by certain practices and policies to assure that the super-majority independence of the Board provides the desired oversight, advice, and balance.

The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chairman, President and Chief Executive Officer and other corporate executives. They are advised of actions taken by the various committees of the Board of Directors and are invited to, and frequently do, attend all committee meetings. Directors have access to all of the Company’s books, records and reports, and members of management are available at all times to answer their questions.

The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure continues to be effective and appropriate.

The Board believes that the substantive duties of the Chair of the Board, including calling and organizing meetings and preparing agendas, are best performed by someone who has day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board. Given Mr. Smith’s broad and lengthy leadership experience in the healthcare industry, including 15 years as the President and Chief Executive Officer of the Company, the Board believes that he is especially qualified to serve as both CEO and Chair of the Board.

As indicated above, the independent members of the Board meet in executive sessions that are presided over by one of the independent members of the Board. As set out in the Governance Guidelines, the Chair of the appropriate Board committee presides over each session at which the principal item to be considered is within the scope of his or her committee. For routine executive session meetings, the presiding director is the Chair of the Governance and Nominating Committee. Board independence is further achieved through the completely independent composition of the three standing committees: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Each of the Board’s independent directors serves on one or more of these committees, and thus there is ample opportunity to meet and confer without any member of management present.

The Board has concluded that the structure and practices of the independent members of the Board of Directors assures effective independent oversight, as well as effective independent leadership while maintaining practical efficiency.

How does your Board of Directors Oversee Risk?

Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based committee that includes executives from our operations, internal audit, compliance, quality, revenue management, accounting, risk management, finance, human resources and legal departments. The Board of Directors is responsible for the overall supervision of the Company’s risk management activities and annually performs a review of those activities along with a review of the Company’s enterprise risk assessment. The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level.

The Audit and Compliance Committee has oversight responsibility, not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. By way of example, in 2011, the Audit and Compliance Committee, in response to litigation and investigation notices, enhanced its oversight of compliance risk associated with medical necessity of government payor inpatient admissions. The Audit and Compliance Committee, with the participation of the full Board of Directors, sought to fully educate itself about the regulation of payments for inpatient admissions and the Company’s historical and current operating practices and compliance activities related to inpatient admissions, particularly those arising from the emergency departments. Several educational sessions, led by the Board of Director’s external consultants, were held to provide this education and to explore the issues under investigation. The Audit and Compliance Committee determined that the matters were being properly and adequately investigated and defended by the Company’s outside consultants. The Audit and Compliance Committee continues to meet, together with the other independent members of the Board of Directors, at least monthly to review the status of these matters. The Audit and Compliance Committee also oversees the delegation of specific risk areas among the various other Board committees, consistent with the committees’ charters and responsibilities.

The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs, share ownership and retention guidelines for executive officers, as well as the multi-year vesting schedules for equity awards encourage employees to maintain both a short-term and a long-term vision with respect to Company performance.

Management provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees discuss those risks with the full Board at either regular meetings of the Board or at committee meetings in which all Board Members participate. At least once every year, the Audit and Compliance Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of possible risks. At each Board meeting, the Chair and CEO addresses, in a director-only session, matters of particular importance or concern, including any areas of risk that require attention from the Board. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of risks facing the Company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the three fully independent Board committees, to exercise effective oversight of the actions of management, led by Mr. Smith as Chair and CEO, in identifying risks and implementing effective risk management policies and controls.

What are the standing committees of the Board of Directors?

Our Board of Directors has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each of these committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership, as set forth in the applicable committee charter. Each standing committee operates pursuant to a committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee
John A. Clerico, Chair James S. Ely III John A. Fry	H. Mitchell Watson, Jr., Chair John A. Clerico Julia B. North	Julia B. North, Chair John A. Fry William Norris Jennings, M.D.

How many times did the Board of Directors and its committees meet in 2011? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all eight (8) of our directors were present at our 2011 annual meeting of stockholders. The annual meeting of the Board of Directors followed immediately after the 2011 annual meeting of stockholders.

In 2011, the Board of Directors held six (6) regular meetings and seven (7) special meetings. Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he/she served.

The Audit and Compliance Committee held eight (8) meetings during 2011. A number of the meetings held by the Audit and Compliance Committee also included the other independent members of the Board of Directors. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and its independent registered public accounting firm. The Audit and Compliance Committee report is set forth later in this Proxy Statement.

The Compensation Committee held four (4) meetings during 2011. The primary purpose of the Compensation Committee is to: (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executives; (ii) approve awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Company’s stock option and award plans; (iii) administer the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan with regard to the employees to whom Section 162(m) of the Internal Revenue Code (the “IRC”) applies; (iv) assist the Board of Directors by making recommendations regarding compensation programs for directors; and (v) produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations under the Exchange Act. The Compensation Committee’s report is set forth later in this Proxy Statement.

As set forth in its charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company and its subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Committee also approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.

Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting has served as the independent executive compensation consultant to the Compensation Committee. Mercer Human Resources Consulting also provides limited consulting services to management; for 2011, these services were limited to conducting actuarial analyses of the Company’s Supplemental Executive Retirement Plan. In 2011, the total amount paid to Mercer Human Resources Consulting for the services provided to management was less than $120,000. Mercer Human Resources Consulting has entered into separate engagement letters with the Compensation Committee and management for the respective services rendered to each group.

The Governance and Nominating Committee met two (2) times during 2011. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company; (ii) review at least annually the Company’s Governance Guidelines and make any recommended changes, additions or modifications; (iii) identify individuals qualified to become Board members and to select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders; and (iv) assist the Board by making recommendations regarding compensation for directors.

Who are the Company’s audit committee financial experts?

Our Board has determined that all three of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — John A. Clerico, James S. Ely III and John A. Fry.

Does the Company have a code of conduct?

The Company has an internal compliance program, the cornerstone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board of Directors and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of the Company’s Board of Directors’ organizational documents?

Copies of the current version of our Governance Guidelines, including our Independence Standards, along with current versions of our Code of Conduct and Board committee charters are posted on the Investor Relations —

Corporate Governance section of our internet website at www.chs.net/investor/corporate_governance.html. These items are also available in print to any stockholder who requests them by writing to Community Health Systems, Inc., Investor Relations, at 4000 Meridian Boulevard, Franklin, TN 37067.

How are the Company’s Directors compensated?

Our Board of Directors has approved a compensation program for independent directors, which consists of both cash and equity-based compensation. In 2009, our Board of Directors compensation was reviewed and ultimately revised to be more consistent with current board compensation practices of boards of directors in our industry and business peer groups (i.e., the same peer groups used for evaluating management compensation). The Board compensation is reviewed, and adjusted if needed, on the same cycle as is our executive compensation. For 2011, the total cash and long-term incentive compensation package was set at $240,000 per independent director. The independent directors received a cash stipend of $100,000, which was paid in quarterly installments. Each independent director received a grant of a number of restricted stock units based on the portion of his or her annual compensation that is allocated to equity. For 2011, this value-based award amount was $140,000, or 3,688 restricted stock units per independent director and was awarded in February, at the same time management’s long-term incentive awards were granted. Rounding to the nearest whole number of restricted stock units resulted in an actual award value of $139,996 per independent director. Any independent directors who join our Board of Directors during the first six months of the year, will receive the same number of restricted stock units as the other independent directors as stock-based compensation; however, if an independent director’s appointment occurs during the last six months of the year such independent director will receive no stock-based compensation until the following year. These restricted stock unit awards vest in equal one-third increments on each of the first three anniversaries of the award date for so long as the director is a member of the Board. If an independent director’s service as a member of the Board terminates as a result of death or disability (other than “for cause”), all unvested restricted stock units will vest as of the date of termination. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees. The additional annual stipends for the three committee chairs were as follows: Audit and Compliance Committee: $15,000; Compensation Committee: $10,000; and Governance and Nominating Committee: $10,000.

For 2012, the Board of Directors’ compensation package was reviewed by the Compensation Committee’s compensation consultant, Mercer Human Resources Consulting, and the Governance and Nominating Committee. Although the consultant determined that an increase in compensation could be supported by market conditions, the Governance and Nominating Committee, with the concurrence of the other members of the Board of Directors, determined that the stock price performance for 2011 dictates that no increase in Board of Directors compensation be made for 2012.

Management directors do not receive any additional compensation for their service on the Board.

Director Compensation

The following table summarizes the aggregate fees earned or paid and the value of equity-based awards earned by our non-management directors in 2011:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($) (1)	Total Compensation ($)
John A. Clerico	115,000	139,996	254,996
James S. Ely III	100,000	139,996	239,996
John A. Fry	100,000	139,996	239,996
William Norris Jennings, M.D.	100,000	139,996	239,996
Julia B. North	110,000	139,996	249,996
H. Mitchell Watson, Jr.	110,000	139,996	249,996

(1)	This amount reflects the grant date fair value of director compensation earned in the form of restricted stock unit awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2011, this value based award amount was for 3,688 restricted stock units on February 23, 2011 ($37.96 per share). The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

The Governance and Nominating Committee, which is responsible for making independent compensation recommendations for our independent directors to the Board of Directors, evaluates the non-management director compensation package annually.

How are Directors nominated? What diversity considerations are evaluated in nominating Directors?

Nomination Process.    The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chairman, President and Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chairman, President and Chief Executive Officer and, when deemed appropriate, utilize fee-paid third-party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the Chair of the Governance and Nominating Committee and the Chairman, President and Chief Executive Officer.

Board Nominee Diversity Considerations.    As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added, typically upon the decision of a Board member that he or she will not stand for re-election at the end of a then current term. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board of Directors, including:

•	The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

•	The management directors’ views as to areas in which additional advice and counsel could be provided by the Board;

•

The mix of perspectives, experience and competencies currently represented on the Board; while this is primarily directed to the professional acumen of an individual, it may also include gender, ethnic and cultural diversity;

•	The results of the Board’s annual self-assessment process; and

•	As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Committee seeks candidates with broad background and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. The Committee also believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

In 2010, the Board of Directors amended the Company’s Certificate of Incorporation to eliminate the classification of the Board of Directors. This amendment was approved by the stockholders at the 2010 Annual Meeting of Stockholders and beginning with the 2010 election of directors, directors are elected to one (1) year terms. This declassification of our Board of Directors allows the Committee to more actively and contemporaneously review the qualifications, experience, skills and diversity contributions of the members of the Board of Directors.

The experience, skills and diversity contributions of each of the members of the Board of Directors is described below under “Members of the Board of Directors”.

How can I submit stockholder proposals or nominations for Directors?

The Governance and Nominating Committee will consider including in our Proxy Statement candidates for election to our Board of Directors who are recommended by stockholders and any other business that stockholders seek to bring before an annual meeting. For any candidate to be considered by the Governance and Nominating Committee and, if nominated, to be included in our Proxy Statement, or for any other business to be considered for inclusion in our Proxy Statement (other than pursuant to the rules under the Exchange Act), notice of such recommendation or other business must be received by the Secretary at our principal executive offices (Secretary, Community Health Systems, Inc., 4000 Meridian Boulevard, Franklin, TN 37067) not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be delivered no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the public announcement of the meeting is first made. These same time requirements apply to notice of any stockholder nomination of candidates for election to our Board of Directors and notice of any other business a stockholder seeks to bring before an annual meeting of our stockholders, even though such matters will not be included in our Proxy Statement. The Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees for any director nominations properly submitted by a stockholder and, as a result of that process, will formulate its recommendation to support or oppose that person’s election as a member of the Board of Directors. Please see page 4 under “What is the deadline for submitting stockholder proposals for the 2013 annual meeting of stockholders?” for the expected deadlines related to the 2013 annual meeting of stockholders.

A stockholder’s notice to the Secretary for director nominee recommendations or nominations must set forth, as to each proposed nominee (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee, (d) a statement as to whether the nominee acknowledges the Company’s policy on director resignations following such director’s failure to receive the required vote for re-election at any future meeting at which such director would be nominated for re-election, (e) any other information relating to the nominee that would be required to be disclosed in a proxy statement or related filings under the Exchange Act and (f) a statement from the nominee that he or she consents to being named in the proxy statement relating to the stockholders’ meeting at which such nominee will stand for election and that he or she will serve as a director, if elected. In addition, a stockholder giving the notice for director nominee recommendations or nominations must provide (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stock-

holder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the nominee(s) named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or related filings under the Exchange Act.

A stockholder’s notice to the Secretary for any business such stockholder seeks to bring before an annual meeting of stockholders (other than pursuant to the rules under the Exchange Act) must set forth as to each matter such stockholder proposes to bring before such annual meeting (a) a brief description of the business desired to be brought before such annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of such stockholder, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

MEMBERS OF THE BOARD OF DIRECTORS

In 2010, we amended our Restated Certificate of Incorporation to declassify our Board of Directors and provide for the election of our directors to a term of one (1) year. Prior to that time, our directors were divided into three classes designated as Class I, II or III Directors and elected to three (3) year terms, with one class, or approximately one-third, of our directors being elected at each annual meeting. In 2010, two (2) directors (former Class I Directors) were elected to a term of one (1) year. In 2011, five (5) directors (former Class I and Class II Directors) were elected to a term of one (1) year. This year, our three (3) former Class III Directors’ terms are expiring, so all eight (8) directors have been nominated for election to a term of one (1) year.

Upon the recommendation of the Governance and Nominating Committee, the eight (8) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his or her successor is elected and qualified.

Name	Age	Position
W. Larry Cash	63	Executive Vice President, Chief Financial Officer and Director
John A. Clerico	70	Director
James S. Ely III	54	Director
John A. Fry	51	Director
William Norris Jennings, M.D.	68	Director
Julia B. North	64	Director
Wayne T. Smith	66	Chairman of the Board, President, Chief Executive Officer and Director
H. Mitchell Watson, Jr.	74	Director

W. Larry Cash	Director Since 2001

Mr. Cash is our Executive Vice President and Chief Financial Officer. Mr. Cash joined us in those positions in September 1997. In 2001, he was also named to our Board of Directors. Prior to joining us, he served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He is also a director of Cross Country Healthcare, Inc., a provider of nurse and allied staffing services, multi-specialty locum tenens services, clinical trial services and other human capital management services in the healthcare industry, and he serves on its audit (chair) and compensation committees.

Mr. Cash is the Company’s chief financial executive and performs a substantial portion of the investor relations function for the Company. His prior managed care experience brings that perspective to our Board’s deliberations and evaluation of its business and strategy. Mr. Cash has been honored year after year as being the top financial and investor relations executive in the institutional provider segment of the healthcare sector.

John A. Clerico	Director Since 2003

Audit and Compliance Committee Chair

Compensation Committee Member

Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., he has served as its chairman and as a registered financial advisor. From February 2006 until January 2012, Mr. Clerico served on the board of directors of Global Industries, Ltd., a provider of solutions for offshore oil and gas construction, engineering, project management and support services, with prior service on its audit, compensation and finance (chair) committees. In October 2008, Mr. Clerico resigned from these committees upon his appointment as Chairman of the Board and Interim Chief Executive Officer. He stepped down as Global Industries, Ltd.’s Interim Chief Executive Officer in March 2010 but continued to serve as Chairman of its Board through December 2011 when Global Industries, Ltd. was acquired by Technip, a provider of project management, engineering and construction services for the energy industry. From 1992 to 2000, he served as an Executive Vice President and Chief Financial Officer and a director of Praxair, Inc., a supplier of industrial gases and coatings and related services and technologies. From 1983 until its spin-off of Praxair, Inc. in 1992, he served as an executive officer in various financial and accounting areas of Union Carbide Corporation. Mr. Clerico also currently serves on the board of directors of Educational Development Corporation, a trade publisher and distributor of children’s books, and serves on its audit and executive committees.

Mr. Clerico brings executive leadership experience and skills to the Board of Directors. He has held the positions of Chairman of the Board, Chief Executive Officer, Co-Chief Operating Officer, Chief Financial Officer and Treasurer at various points of his career. His extensive experience in industries (chemical and industrial gases) with a high risk profile give him a unique perspective on risk oversight. His nine years of experience guiding our Board’s Audit and Compliance Committee and serving as one of its “audit committee financial experts” lend important continuity to the Board’s financial, audit, and compliance oversight functions. Finally, having formed and operated his own investment company, Mr. Clerico also brings the investor perspective to the Board’s review activities.

James S. Ely III	Director Since 2009

Audit and Compliance Committee Member

Mr. Ely founded Priority Capital Management LLC in 2008 and has served as Chief Executive Officer since its inception. From 1995 to 2008, he was a senior banker and managing director in J.P. Morgan’s Syndicated and Leveraged Finance Group, where he was responsible for structuring and arranging syndicated loans and high yield issues in the healthcare, aerospace, defense and other sectors. Mr. Ely’s service with J.P. Morgan’s predecessor institutions commenced in 1987. He is a director of Select Medical Holdings Corporation, a provider of long-term hospitalization services, and serves on its audit and compliance committee.

Mr. Ely’s educational background (MBA in finance and accounting from the University of Chicago) and extensive (over twenty years) experience in the financing industry, and in the healthcare sector in particular, provides a needed area of expertise among the independent Board members. He is able to assist the Board members and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on the Company’s balance sheet.

John A. Fry	Director Since 2004

Audit and Compliance Committee Member

Governance and Nominating Committee Member

Mr. Fry has served as President of Drexel University in Philadelphia, Pennsylvania since August 2010. In addition, he serves as President of the Drexel University College of Medicine and Chairman and Chief Executive

Officer of Drexel e-Learning, Inc., Drexel University’s for-profit subsidiary, which markets online Drexel degree programs. Prior to becoming President of Drexel University, Mr. Fry served as President of Franklin & Marshall College in Lancaster, Pennsylvania from 2002 until 2010. From 1995 to 2002, he was Executive Vice President of the University of Pennsylvania and served as the Chief Operating Officer of the University and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry is a member of the Board of Trustees of Delaware Investments, an asset management firm, with oversight responsibility for all of the portfolios in that mutual fund family; he also serves on its audit committee and nominating and corporate governance committee. Mr. Fry also serves as a director of each of NASDAQ Stock Market, LLC; NASDAQ OMX PHLX LLC; and NASDAQ OMX BX, Inc.

Mr. Fry’s unique experience as the president of an academic institution, together with his prior experience with the University of Pennsylvania Health System and service on the boards of a number of non-profit institutions, brings two important perspectives to the Board of Directors. The governance issues faced by non-profit organizations assist the Board of Directors in understanding the competitive environment in which many of the Company’s competitors and acquisition targets operate. His educational background (MBA in accounting from New York University) and his experience in financial management, financial reporting, audit and compliance, and risk management are all skill sets available to and needed by the Board of Directors.

William Norris Jennings, M.D.	Director Since 2008

Governance and Nominating Committee Member

Dr. Jennings is a practicing family medicine physician employed by The Physician Group, which is affiliated with Jewish Hospital and St. Mary’s Healthcare in Louisville, Kentucky. He formerly served as the Quality Chair for his employer. From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.

Dr. Jennings brings the perspective of a practicing physician to the Board of Directors. His career in a community practice setting is typical to that of most of the Company’s facilities and he provides advice to the Board of Directors and management about trends in both medicine and the organization and operation of physician practices. His experience managing large physician practices, with particular focus in the areas of risk and quality oversight, brings counterpoint and balance to the perspectives presented by management leadership. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal government regulation of practitioner-hospital relationships.

Julia B. North	Director Since 2004

Governance and Nominating Committee Chair

Compensation Committee Member

Ms. North is presently retired. Over the course of her career, Ms. North has served in many senior executive positions, including as President of Consumer Services for BellSouth Telecommunications, Inc. from 1994 to 1997. After leaving BellSouth in 1997, she served as the President and Chief Executive Officer of VSI Enterprises, Inc., a manufacturer of video conferencing systems, until 1999. She currently serves on the boards of directors of (i) Acuity Brands, Inc., a provider of lighting fixtures and related products and services, and she also serves on its compensation committee and governance committee (with previous service on its audit committee), and (ii) Lumos Networks Corp., a fiber-based telecommunications service provider in the Mid-Atlantic region, and she also serves on its compensation committee (chair). Ms. North previously served on the boards of directors of NTELOS Holdings Corp., a provider of wireless and wireline communications services (2007 until its spin-off of Lumos Networks Corp. in October 2011; compensation committee and nominating and governance committee (chair)); Simtrol, Inc., a developer of enterprise-class software solutions (1997 to 2007; audit committee and compensation committee), Winn-Dixie, Inc., a food retailer (1994 to 2006; compensation committee (chair), nominating and governance committee (chair), and audit committee), and MAPICS, Inc. (2001 to 2005; compensation committee).

Ms. North has extensive experience serving on boards of directors and brings those experiences to her service on the Board’s Compensation Committee and Governance and Nominating Committee. The breadth of the industries in which she has worked provides risk assessment perspectives that are different from the Company’s operations. Her operational experience in customer service, marketing, technical network design, and strategic planning bring those skill sets, not represented by other Board members, to the Board’s functions.

Wayne T. Smith	Director Since 1997

Chairman of the Board

Mr. Smith is our Chairman, President and Chief Executive Officer. Mr. Smith joined us in January 1997 as President. In April 1997, we also named him our Chief Executive Officer and a member of the Board of Directors. In February 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith spent 23 years at Humana Inc., most recently as President and Chief Operating Officer, and as a director, from 1993 to mid-1996. He is currently a member of the board of directors of Praxair, Inc., and he serves on its compensation committee (chair). Mr. Smith is a member of the board of directors and is the current and past chairman of the Federation of American Hospitals. He previously served on the board of directors of Citadel Broadcasting Corporation, which, through its subsidiaries, owns and operates radio stations and produces and distributes radio programming (2006 to 2010; audit committee).

Mr. Smith is one of the most tenured executives in the healthcare industry, with decades of experience in both the hospital sector and the managed care sector. His service on other companies’ boards of directors provides him with insights and experiences to support his leadership of the Company and its Board of Directors. Mr. Smith has been honored year after year by investor organizations as being the top Chief Executive Officer in the institutional provider segment of the health care sector.

H. Mitchell Watson, Jr.	Director Since 2004

Compensation Committee Chair

Mr. Watson is currently retired. From 1982 to 1989, Mr. Watson was a Vice President of International Business Machines Corporation (IBM), serving from 1982 to 1986 as President, Systems Product Division, and from 1986 to 1989 as Vice President, Marketing. From 1989 to 1992, Mr. Watson was President and Chief Executive Officer of ROLM Company, which produced digital voice systems. Mr. Watson previously served on the boards of directors of Praxair, Inc., a supplier of industrial gases and coatings and related services and technologies (1992 to 2010; audit, compensation, and governance and nominating committees), Roadway, Inc., a transportation service provider (1995 to 2004; audit and compensation committees) and MAPICS, Inc., a business application software and consulting company (1996 to 2005; chairman of the board, audit committee). Mr. Watson is chairman emeritus of Helen Keller International and of the Brevard Music Center in Brevard, North Carolina and is a Trustee of Union Theological Seminary in New York, New York.

In addition to his prior operational experience with IBM, which lends both leadership and technology perspectives, Mr. Watson has extensive audit committee experience with a variety of different types of companies and he imparts those concepts to the oversight of the Company’s financial management and audit functions. In addition, Mr. Watson’s considerable service in both community and national not-for-profit organizations provides insights and context for the Company’s local operations and competition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 23, 2012, except as otherwise footnoted, with respect to ownership of our Common Stock by:

•	each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table on page 37; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

	Shares Beneficially Owned(1)
Name	Number		Percent
5% Stockholders:
FMC LLC/Edward C. Johnson 3d	9,119,792	(2)	9.9%
Franklin Mutual Advisors, LLC	8,702,172	(3)	9.5%
Thornburg Investment Management, Inc	6,589,472	(4)	7.2%
Baron Capital Group, Inc./BAMCO, Inc./ Baron Capital Management, Inc./Ronald Baron	5,547,775	(5)	6.0%
BlackRock, Inc	5,138,017	(6)	5.6%
Directors:
W. Larry Cash	987,719	(7)	1.0%
John A. Clerico	66,143	(8)	*
James S. Ely III	6,143	(9)	*
John A. Fry	32,846	(10)	*
William N. Jennings, M.D	13,143	(11)	*
Julia B. North	37,143	(12)	*
Wayne T. Smith	3,161,142	(13)	3.1%
H. Mitchell Watson, Jr	28,810	(14)	*
Other Named Executive Officers:
David L. Miller	497,379	(15)	0.5%
William S. Hussey	594,702	(16)	0.6%
Michael T. Portacci	424,816	(17)	0.2%
All Directors and Executive Officers as a Group (15 persons).	6,586,029	(18)	6.5%

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons have the right to acquire them within 60 days after March 23, 2012. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 23, 2012 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 13, 2012, by FMR LLC/Edward C. Johnson 3d. FMR LLC/Edward Johnson 3d has sole voting power with respect to 42,497 shares of Common Stock and sole dispositive power with respect to 9,119,792 shares of Common Stock. The address of FMR LLC/Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Shares beneficially owned are based on Schedule 13G filed with the SEC on January 31, 2012, by Franklin Mutual Advisers LLC (“Franklin”). Franklin has sole voting power and sole dispositive power with respect to 8,702,172 shares of Common Stock. The address of Franklin is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

(4)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 3, 2012, by Thornburg Investment Management, Inc. Thornburg has sole voting power and sole dispositive power with respect to 6,589,472 shares of Common Stock. The address of Thornburg is 2300 North Ridgetop Road, Santa Fe, NM 87506.

(5)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 14, 2012, by Baron Capital Group, Inc. (“Baron Group”), BAMCO, Inc. (“Bamco”), Baron Capital Management, Inc. (“Baron

Capital”) and Ronald Baron. Baron Group has shared voting power with respect to 5,049,775 shares of Common Stock and shared dispositive power with respect to 5,547,775 shares of Common Stock; Bamco has shared voting power with respect to 4,774,205 shares of Common Stock and shared dispositive power with respect to 5,264,205 shares of Common Stock; Baron Capital has shared voting power with respect to 275,570 shares of Common Stock and shared dispositive power with respect to 283,570 shares of Common Stock; and Ronald Baron has shared voting power with respect to 5,049,775 shares of Common Stock and shared dispositive power with respect to 5,547,775 shares of Common Stock. The address of each of these persons is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(6)	Shares beneficially owned are based on Schedule 13G filed with the SEC on January 20, 2012, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power and sole dispositive power with respect to 5,138,017 shares of Common Stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(7)	Includes 500,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

(8)	Includes 20,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

(9)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

(10)	Includes 15,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

(11)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

(12)	Includes 10,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

(13)	Includes 1,600,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

(14)	Includes 15,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

(15)	Includes 202,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

(16)	Includes 390,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

(17)	Includes 250,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

(18)	Includes 3,291,834 shares subject to options which are currently exercisable or exercisable within 60 days of March 23, 2012.

*	Less than 1%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons who are our directors and executive officers that no Form 5 report was required to be filed by them, we believe that during 2011 all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

The Company employs Brad Cash, son of W. Larry Cash. In 2011, Brad Cash received a base salary of $258,500 and earned a bonus of $136,488 for 2011 to be paid in 2012. In 2011, he also received grants of a restricted stock award and an option award with the grant date fair value of $227,760 and $37,960, respectively, while serving as the divisional financial executive for one of our corporate office division presidents. The Company believes that the compensation paid to Brad Cash was on terms as favorable to the Company as could have been maintained with an unrelated third party.

In 2005, the Company’s subsidiary CHS/Community Health Systems, Inc. established the Community Health Systems Foundation, a tax exempt charitable foundation. One of the purposes of the foundation is to match charitable contributions made by the Company’s directors and officers up to an aggregate maximum per year of $25,000 per individual.

There were no loans outstanding during 2011 from the Company to any of its directors, nominees for director, executive officer, or any beneficial owner of 5% or more of our equity securities, or any family member of any of the foregoing.

The Company applies the following policy and procedure with respect to related person transactions. All such transactions are first referred to our General Counsel to determine if they are exempted or included under the Company’s written policy. If they are included, the transaction must be reviewed by the Audit and Compliance Committee to consider and determine whether the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated. “Related person transaction” means those financial relationships involving the Company and any of its subsidiaries, on the one hand, and any person who is a director (or nominee) or an executive officer, any immediate family member of any of the foregoing persons, any person who is a direct or beneficial owner of 5% or more of the Company’s Common Stock (our only class of voting securities), or is employed by or in a principal position with such an owner, on the other hand. Exempted from related person transactions are those transactions in which the consideration in the transaction during a fiscal year is expected to be less than $120,000 (aggregating any transactions conducted as a series of related transactions).

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of March 23, 2012. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and Community Health Systems Professional Services Corporation, two of our wholly-owned subsidiaries:

Name	Age	Position

Wayne T. Smith	66	Chairman of the Board, President and Chief Executive Officer and Class III Director

W. Larry Cash	63	Executive Vice President, Chief Financial Officer and Director

David L. Miller	63	Division President — Division Operations

William S. Hussey	63	Division President — Division Operations

Michael T. Portacci	53	Division President — Division Operations

Martin D. Smith	44	Division President — Division Operations

Thomas D. Miller	54	Division President — Division Operations

Rachel A. Seifert	52	Executive Vice President, Secretary and General Counsel

Kevin J. Hammons	46	Vice President and Chief Accounting Officer

Wayne T. Smith — The principal occupation and employment experience of Mr. Smith during the last five years is set forth on page 15 above.

W. Larry Cash — The principal occupation and employment experience of Mr. Cash during the last five years is set forth on page 12 above.

David L. Miller serves as Division President — Division I Operations. Mr. D. Miller joined us in November 1997 as a Group Vice President, and presently oversees the management of our affiliated hospitals in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Virginia. Prior to joining us, he served as a Divisional Vice President for Health Management Associates, Inc. from January 1996 to October 1997. From July 1994 to December 1995, Mr. D. Miller was the Chief Executive Officer of a facility owned by Health Management Associates, Inc.

William S. Hussey serves as Division President — Division IV Operations. Mr. Hussey joined us in June 2001 as a Group Assistant Vice President. In January 2003, he was promoted to Group Vice President to manage our acquisition of seven hospitals in West Tennessee, and in January 2004, he was promoted to Group Senior Vice President and assumed responsibility for additional hospitals. Mr. Hussey presently oversees the management of our affiliated hospitals in Alaska, Arizona, California, Nevada, New Mexico, Oklahoma, Oregon, Utah, Washington and Wyoming. Prior to joining us, he served as President and Chief Executive Officer for a hospital facility in Ft. Myers, Florida from 1998 to 2001. From 1992 to 1997, Mr. Hussey served as President — Tampa Bay Division for Columbia/HCA Healthcare Corporation. Mr. Hussey is a member of the board of directors of the Federation of American Hospitals.

Michael T. Portacci serves as Division President — Division II Operations. Mr. Portacci joined us in 1988 as a hospital administrator and became a Group Director in 1991. In 1994, he became Group Vice President, and in 2001 he was named a Senior Vice President of Group Operations. Mr. Portacci presently oversees the management of our affiliated hospitals in Arkansas, Louisiana and Texas.

Martin D. Smith serves as Division President — Division III Operations. Mr. M. Smith joined us in 1998 as a hospital administrator and became a corporate office vice president in 2005. In December 2008, he was promoted to Division President, after a brief period as an interim division president, and presently oversees the management of our affiliated hospitals in New Jersey, Pennsylvania and Tennessee. From 1992 to 1998, Mr. M. Smith worked in various administrative positions for Health Management Associates in Alabama, Florida and Oklahoma.

Thomas D. Miller serves as Division President — Division V Operations. Mr. T. Miller joined the Company in connection with the acquisition of Triad Hospitals, Inc., or Triad, in July 2007. He oversees the management of our affiliated hospitals in Illinois, Indiana, Kentucky, Missouri, Ohio and West Virginia. From 1998 until he joined Triad, Mr. T. Miller served as the President and Chief Executive Officer of Lutheran Health Network in Northeast Indiana, a system that includes five hospital facilities. For the ten years prior to 1998, he was with Columbia/HCA Healthcare Corporation in various increasingly responsible positions of hospital and market leadership.

Rachel A. Seifert serves as Executive Vice President, Secretary and General Counsel. She joined us in January 1998 as Vice President, Secretary and General Counsel. From 1992 to 1997, she was Associate General Counsel of Columbia/HCA Healthcare Corporation and became Vice President-Legal Operations in 1994. Prior to joining Columbia/HCA in 1992, she was in private practice in Dallas, Texas. Ms. Seifert is a member of the board of directors of the Federation of American Hospitals and chairs its audit, ethics, compliance and administrative affairs committee.

Kevin J. Hammons serves as Vice President and Chief Accounting Officer, having been elected to that position by the Board of Directors effective March 1, 2012. He joined us in 1997 and in 2002 was promoted to Assistant Vice President, Financial Reporting and in 2005 was promoted to Vice President, Financial Reporting. From 1988 until joining us, he served in various positions in the Assurance and Advisory Services practice at Ernst & Young LLP.

The executive officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the eight (8) persons listed below for election to serve as directors, each for a term of one (1) year and until his or her successor is elected and qualified.

The nominees for director are:

W. Larry Cash

John A. Clerico

James S. Ely III

John A. Fry

William Norris Jennings, M.D.

Julia B. North

Wayne T. Smith

H. Mitchell Watson, Jr.

Each of the nominees is an incumbent, has consented to being named as a director nominee in this Proxy Statement, and agreed to serve for the one (1) year term to which he or she has been nominated. If any of the nominees are unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any Board nominee will be unable or unwilling to serve if elected as a director.

Required Vote

For each director nominee, the affirmative vote of a majority of the votes cast for that nominee is required to elect him or her as a director. Abstentions and broker non-votes in connection with the election of directors have no effect on such election since directors are elected by a majority of the votes cast at the Meeting. If any director nominee does not receive more votes “for” his or her election than “against”, then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board of Directors following certification of the vote. The Governance and Nominating Committee is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within 90 days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve the compensation of our named executive officers. The vote is on an advisory basis and is non-binding and applies to the compensation disclosed in this Proxy Statement, which has been prepared in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to retain and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Company’s executive compensation philosophy and program have consistently and proactively sought to be responsive to governance and stockholder concerns. To remain competitive in the nation’s largest and fastest growing domestic industry, continued Company growth in revenue and improvement in profitability are paramount objectives of the Company’s strategy. We believe that rewarding these strategic imperatives through effective and appropriate compensation and retention tools yield the desired alignment with stockholder interests, including value maximization.

Our executive compensation program is overseen by the Compensation Committee of our Board of Directors (which is wholly comprised of independent members of the Board of Directors) and is advised by an independent consultant engaged by the Compensation Committee. Through the use of the tools described below, our Compensation Committee seeks to reward and retain executives based on their performance and future potential, while acknowledging that sufficient flexibility must be maintained to ensure that the overall philosophical intent of the executive compensation program is achieved. The tools currently used by the Company (as applied to each named executive officer) include:

•	Annual base salary that is competitive with the business peer group companies and also consistent with the general industry peer group companies (targeted for a 15% range +/- the median);

•

Annual target incentive cash compensation that is predominantly at risk, performance-based, and indexed to the attainment of the Company’s growth objectives (combined with base salary, targeted for a 15% range +/- the 75th percentile);

•

Longer-term (three-year vesting) incentive awards of stock-based compensation that are initially performance-based and, accordingly, are at risk and that further align the interests of executive management with maximization of long-term stockholder value (together with the bonus and annual cash incentives to be approximately the 50th percentile); and

•

Provision of longer range savings, retirement, and other benefits to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The Company considers and applies many governance best-practices in implementing its compensation programs. For example, all executives adhere to stock ownership guidelines, compensation is capped and allocated among components to avoid undue risk acceptance, and each of our executives is an at-will employee.

We believe that our compensation philosophy and program have yielded the desired results in both challenging times for our economy and circumstances for our industry:

•	Since 2009, our net revenue from continuing operations has grown 7.7% on a compound annual growth rate basis.

•	Since 2009, our earnings before interest, income taxes, depreciation and amortization, (“EBITDA”) has grown 5.4% on a compound annual growth rate basis.

•	Since 2009, our continuing operations earnings per share (“EPS”) (diluted), excluding gains and losses on the early extinguishment of debt, has grown 12.3% on a compound annual growth rate basis.

Notwithstanding our consistent growth in these key areas, during 2011, our stock price performance, which was negative, did not reflect that growth nor did it track with our business peers. At the end of 2011 and the beginning of 2012, the Compensation Committee of our Board of Directors reviewed this performance against the executive compensation program objectives and actual results and has made certain adjustments to executive compensation. First, the Compensation Committee withheld a significant portion of the non-financial component of the 2011 cash incentive compensation awards for each of the Chief Executive Officer, the Chief Financial Officer, and the other named executive officers. Second, for 2012, the named executive officers received no base salary increases and no increases in target cash incentive compensation awards; also in 2012, total shareholder return was added as a metric to the non-financial component of the target cash incentive award plans for each named executive officer. Finally, the 2012 equity awards for each of the 2012 named executive officers were substantially reduced compared to the awards made in previous years; performance-based restricted stock awards were reduced by 50% to each such officer and stock option awards (which had already been reduced in prior years) were further reduced by 20%. These adjustments to executive compensation will be clearly demonstrated when 2012 compensation is reported. The Compensation Committee and the other members of the Board of Directors (including members of management) will continue to seek to ensure that executive compensation is properly aligned with stockholder return.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote is intended to address stockholders’ concerns in this arena and relates to the compensation of our named executive officers, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve this Proposal 2. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As a leader in the hospital sector of the healthcare industry, the nation’s largest and fastest growing domestic industry, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, continued Company growth in revenue and improvement in profitability are paramount objectives of the Company’s strategy. These strategic imperatives are the fundamental point of alignment between stockholder value and the compensation of executive management.

Executive Summary

The basic purposes of the Company’s executive compensation program are to attract and retain seasoned professionals with demonstrated abilities to capitalize on growth opportunities in both same-store and new markets (both geographic and business line), while also adhering to rigorous expense management in an environment of ethical and compliant behavior. By developing a competitive executive compensation program incorporating short-term and long-term components that align the interests of executive management with stockholders and retain valuable executive talent, the Company believes that stockholder value can best be maximized.

Our executive compensation program has been in place with substantially the same features over the past five years and has been designed, reviewed and modified periodically to conform to governance best practices. For example, the Company, over the years, has implemented the following policies, highlighting its commitment to conforming to governance best practices.

•	“Clawback” policy

•	Risk assessment of the Company’s compensation programs

•	No excise tax gross-ups for any new executives covered under the Company’s Change-in-Control Severance Agreements

•	Stock ownership guidelines for Company directors and officers (including the named executive officers)

A more detailed discussion of these policies can be found on the following pages.

The Company’s consistent performance and growth, even during periods of economic uncertainty and decline, have yielded the intended and desired results under our executive compensation program without the need for exceptional change. The following summary of recent performance is set out to assist stockholders in understanding how the use of key stockholder valuation metrics yields payout to our named executive officers under the performance-based compensation elements of our compensation program.

•	Since 2009, our net revenue from continuing operations has grown 7.7% on a compound annual growth rate basis.

•	Since 2009, our EBITDA has grown 5.4% on a compound annual growth rate basis.

•	Since 2009, our continuing operations EPS (diluted), excluding gains and losses on the early extinguishment of debt, has grown 12.3% on a compound annual growth rate basis.

Please see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2011 Annual Report on Form 10-K for more detail about the Company’s recent performance.

Each of our named executive officers has significant industry experience and Company tenure, and retention of these executives by rewarding them appropriately, when merited by performance, is the objective of our executive compensation program. By benchmarking base salary to the median range of the peer groups but providing for a higher level of payment (75th percentile) for total cash compensation (base salary plus annual incentive compensation), we believe we are aligning our executives’ interests with both the risk tolerance and performance objectives of our stockholders. The targets for our annual incentive compensation program carry very high thresholds — all dollar amount targets require a minimum of 90% achievement before any payout is made to the executive, and then only at a 50% level. Additionally, capped incentive compensation may be earned if above-target performance is achieved. Longer term compensation elements, including equity (also performance-based) and retirement benefits, as well as limited perquisites, round out a competitive and responsible compensation program.

Notwithstanding our consistent growth in the key areas described above and the extensive experience of our executive leadership, during 2011, our stock price performance, which was negative, did not reflect the growth in the metrics we have historically measured nor did it track with our business peers. The Compensation Committee of our Board of Directors reviewed this performance against the executive compensation program objectives and 2011 actual results. Consistent with how the executive compensation program has been administered historically, key decisions made in early 2012 reflect, in part, 2011 performance. After reviewing company performance in 2011, as well as considering our disappointing stock price growth, the Compensation Committee has taken the following actions in 2012 related to executive compensation:

•

Withheld a significant portion of the non-financial component of the 2011 cash incentive compensation awards for each of the Chief Executive Officer, the Chief Financial Officer, and the named executive officers

•	Gave no base salary increases and no increases in target cash incentive compensation awards

•	Added total shareholder return (“TSR”) as a metric to the non-financial component of the target cash incentive award plans in 2012 for each named executive officers

•	Substantially reduced the equity awards in February 2012 for each of the named executive officers as compared to the awards made in previous years:

-	Performance-based restricted stock awards were reduced by 50% to each such officer

-	Stock option awards (which had already been reduced in prior years) were reduced by 20%

Consistent with our historic philosophy of pay for performance, the Compensation Committee and the other members of the Board of Directors (including members of management) will continue to seek to ensure that executive compensation is properly aligned with stockholder return. We believe the steps above are strongly supportive of this philosophy.

We continue to evaluate our executive compensation program in light of governance best practices, regulatory requirements, economic and industry factors, and competitive considerations and make changes as warranted.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. The current members of the Compensation Committee are John A. Clerico, Julia B. North, and H. Mitchell Watson, Jr., who serves as the Compensation Committee’s chair. Ms. North and Mr. Watson have served on the Compensation Committee since 2004 and Mr. Clerico joined the Compensation Committee in 2008. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE and the SEC (for Section 16(b) purposes), each member of the Compensation Committee also meets the independence requirements of Section 162(m) of the IRC.

Executive Compensation Philosophy and Core Principles

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to preserving and/or maximizing stockholder value. Attainment of annual incentive compensation requires achievement of targets with very high thresholds and incentive compensation for above-target performance is capped. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.

The core principles applied by the Company in implementing this philosophy are to provide a mix of compensation vehicles that generates a compensation package that is competitive with appropriate peer groups, rewards in both short-term and long-term perspectives the attainment of performance and growth objectives, aligns the interests of executive management with stockholders, and retains valuable executive talent. While consistency of application of these principles is a goal, sufficient flexibility is maintained to ensure that the overall philosophical intent of the executive compensation program is achieved.

The tools used by the Company during 2011 included:

•

Annual cash and other compensation that are competitive with the business peer group companies and also consistent with the general industry peer group companies (see below for our discussion of our peer groups);

•	Annual target incentive cash compensation that is predominantly at risk, performance-based, and indexed to the attainment of the Company’s growth objectives;

•

Longer-term incentive awards of stock-based compensation that are predominately performance-based and, accordingly, are at risk and that further align the interests of executive management with maximization of long-term stockholder value; and

•

Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The current executive compensation policy seeks to achieve the following targets:

•	Base salary compensation for each executive is targeted to be within an approximate range of 15% of the 50th percentile for the appropriate business peer group executive;

•

Base salary plus target payout of annual cash incentive award plan for each executive is targeted to be within an approximate range of 15% of the 75th percentile for the appropriate business peer group executive;

•	Total direct compensation, including the value of long-term incentives, is targeted to be approximately the 50th percentile for the appropriate business peer group executive; and

•

The allocation of total direct compensation among the at-risk elements of the compensation program utilized by the Company to provide an overall compensation structure that is balanced and competitive.

The Company believes that generally adhering to this policy, with the flexibility to make upward or downward adjustments as needed for individual or unusual market fluctuations or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on competition, level of responsibility and performance. Subject to the availability of timely information regarding peer group compensation at the time that compensation decisions are made, the Company believes that compensation for the named executive officers is within the established targets.

In establishing performance-based targets for cash incentive compensation to its named executive officers, the Company sets targets that are (a) indexed to the Company’s attainment of its budgeted operating performance, which corresponds to its guidance to investors, and (b) linked, if applicable, to an individual executive’s specific area of oversight. In the case of the Chief Executive Officer, the performance-based targets have three components — a continuing operations EPS target, an EBITDA target, and a net revenue target. The target performance-based incentive compensation plan for each executive provides both severely reduced payments for underachievement, as well as overachievement opportunity. The Company believes that a scaled payout opportunity versus an “all or nothing” approach best fulfills the Company’s objectives in providing these incentives.

The executive compensation process is implemented in annual cycles, commencing in the fall of each year with a compensation survey and study prepared by the Compensation Committee’s consultant, Mercer Human Resources Consulting. The consultant’s work includes the identification and review of peer group compensation data by utilizing the most recent proxy statement data, other publicly available data (i.e., current reports on Form 8-K and other SEC filed data) and the consulting group’s own proprietary database of executive compensation information. The peer group data is analyzed and the competitiveness of the compensation paid to the Company’s named executive officers is evaluated based on direct compensation and relative performance metrics, and an annual growth rate factor (because the available data is approximately one year out-of-date) is computed to formulate proposed adjustments for the Company’s next fiscal year. Management and the Compensation Committee evaluate the information and make joint recommendations for any proposed adjustments to executive compensation levels and elements. The process is a collaborative one, involving the Compensation Committee and its consultant, the Company’s Chief Executive Officer, Chief Financial Officer and human resources executives, except that these officers or human resources executives are not involved in setting their own compensation. In February of each year, recommendations are reviewed by the Compensation Committee in connection with the determination of which incentive compensation awards and other performance-based compensation awards for the prior year were attained. This determination coincides with the completion of the Company’s annual financial statement audit and release of annual earnings. After earnings for the prior year are released to the public in the third or fourth week of February, final compensation adjustments are made by the Compensation Committee and reviewed and approved by the Board of Directors. At that time, base salaries are adjusted, prior-year incentive payments are made, then current-year target objectives are established, and equity awards are granted.

Compensation “Clawback” Policy

In February 2009, the Board of Directors adopted a policy requiring that, in certain circumstances, the elected officers of the Company reimburse the Company for the amount and/or value of performance-based cash, stock or equity based awards received by such elected officers, and/or gains realized by such elected officers in connection with these awards. The circumstances triggering this recoupment requires a determination by the Board of Directors, or an appropriate committee of the Board of Directors, that fraud by an elected officer materially contributed to the Company having to restate all or a portion of its financial statements. The Board of Directors or committee is granted the right to determine, in its discretion, the action necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity, and may require reimbursement to the extent the value transferred to the elected officer can be reasonably attributed to the reduction in the restated financial statements and the amount of the award would have been lower than the amount actually paid, granted or realized. The Company intends to impose such additional recoupment obligations as are necessary to comply with applicable laws.

Risk Assessment of Executive Compensation

The Compensation Committee, with management and the Compensation Committee’s compensation consultant, conducted a risk assessment of the Company’s compensation programs. As part of this assessment, the Compensation Committee reviewed the Company’s compensation programs for certain design features identified by the Compensation Committee and its advisors as having the potential to encourage excessive risk-taking, and considered the Company’s compensation programs in light of the Company’s key enterprise and business strategy risks. The Compensation Committee noted that the Company’s compensation programs are designed so that they do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or “all or nothing” bonus payouts or unreasonable performance goals. The Compensation Committee also noted several design features of the Company’s cash and equity incentive programs that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered “peer group” to assure the Company’s compensation practices are measured and appropriately competitive, and significant weighting towards long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company’s executive stock ownership guidelines. Additionally, the Company’s recently adopted executive compensation “clawback” policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors of the Company’s executive officers are factors considered in all performance and bonus assessments. Based on its assessment, the Compensation Committee believes that the Company’s compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company.

Employment Contracts; Change in Control Severance Agreements

None of the Company’s executive officers have a written employment agreement with the Company or any of its subsidiaries. In February 2007, on the recommendation of the Compensation Committee, the Board approved Change in Control Severance Agreements (the “CIC Agreements”) among the Company, Community Health Systems Professional Services Corporation (the employer of each of our executives), and each officer of the Company (collectively, the “Covered Executives”), effective as of March 1, 2007. Newly appointed officers of the Company have also been made party to CIC Agreements.

Effective as of December 31, 2008, an Amended and Restated Change in Control Severance Agreement was entered into with each of the Covered Executives (the “A&R CIC Agreement”). The CIC Agreements were amended and restated to comply with certain provisions, regulations and interpretations of sections §409A and §162(m) of the IRC. The A&R CIC Agreements were also amended to provide for an initial term that started December 31, 2008 and remained in effect until December 31, 2010, with automatic renewals of one (1) year commencing on December 31, 2010 and each December 31 thereafter unless either party provides ninety (90) days notice prior to December 31 of its intent to terminate.

The A&R CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a change in control of the Company (as defined in the A&R CIC Agreements), (A) by the Company, other than as a result of the Covered Executive’s death or disability within thirty-six (36) months of the change in control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of the change in control, including, among other things, (i) certain changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work or (iv) the failure of the Company to continue in effect any material compensation or benefit plan. The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the A&R CIC Agreements for the Company’s President and Chief Executive Officer, the Executive Vice Presidents, Division Presidents and each Senior Vice President. For the A&R CIC Agreements with each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively.

Compensation and benefits payable under the A&R CIC Agreements include, in the event of a qualifying termination of employment, a lump sum payment equal to the sum of (i) unpaid base pay, (ii) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (iii) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (iv) a pro rata portion of incentive bonus that would have been earned by the Covered Executive for the year of termination based on actual performance and (v) three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the higher of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which change in control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs assuming the performance objectives were met in full. The Covered Executives will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

In addition, the Covered Executives will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. No excise tax “gross up” payments will be provided to any new executive covered under a CIC Agreement.

The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, Community Health Systems Professional Services Corporation and hold the same elected officer titles with this entity as they do with the Company.

Components of the Executive Compensation Program

In February 2012 (in accordance with its annual review process), the Compensation Committee approved management’s recommendations for compensation levels, the attainment of performance objectives for performance-based cash incentive compensation awards for 2011, the attainment of performance objectives for performance-based restricted stock awarded in 2011, performance-based incentive compensation targets for 2012, and equity awards (stock options and performance-based restricted stock awards) for each of the named executive officers.

In accordance with the process described above, the Company utilized a benchmark peer group for the named executive officers.

The business peer group was revised for the 2009 compensation cycle, to include five (5) hospital/provider companies whose stock or debt securities are publicly traded and five (5) health insurance/managed care providers whose stock is publicly traded. This group is similar to the business peer group that was used in the past, but was adjusted to include certain larger companies and to eliminate one smaller company. The ten (10) companies used for the 2009, 2010, 2011, and 2012 business peer group analysis (the “business peer group”) are:

Business Peer Group Companies
• HCA Holdings, Inc.	• UnitedHealth Group Incorporated
• Tenet Healthcare Corporation	• WellPoint, Inc.
• Universal Health Services, Inc.	• Aetna Inc.
• Health Management Associates, Inc.	• Humana Inc.
• Coventry Health Care, Inc.	• CIGNA Corporation

The Compensation Committee with the assistance of its consultant, Mercer Human Resources Consulting, believes that the executive compensation should also be benchmarked against a group of companies that are of a similar size to the Company, but operate in other industries, in most cases with minimal international presence. This general industry peer group, which is modified slightly from year to year, consists of the following companies, includes some light manufacturing companies and excludes companies in the technology and transportation industries (the “general industry peer group”):

General Industry Peer Group Companies (for 2011 — 2012 Compensation Cycle)
• Raytheon Company	• Smithfield Foods, Inc.
• International Paper Company	• Danaher Corporation
• Coca-Cola Enterprises Inc. (omitted for 2012)	• Sara Lee Corporation
• J.C. Penney Company, Inc.	• Genuine Parts Company
• Whirlpool Corporation	• Ball Corporation
• Tesoro Corporation	• V.F. Corporation
• Xerox Corporation	• The Hertz Corporation
• The Chubb Corporation	• The Sherwin-Williams Company
• PPG Industries, Inc.	• Fortune Brands, Inc. (omitted for 2012)
• Weyerhaeuser Company	• General Mills, Inc. (added for 2012)
• The Pepsi Bottling Group, Inc.	• Dean Foods Company (added for 2012)
• ConAgra Foods, Inc.
• Jacobs Engineering Group Inc.

For Mr. Smith, the Company’s Chairman, President, and Chief Executive Officer, the Chief Executive Officer position at the business peer group companies was utilized for comparison purposes. For the other named executive officers, because there are no consistent, direct comparative positions at the business peer group companies, the following comparisons were used: Mr. Cash, the Company’s Executive Vice President and Chief Financial Officer, was compared to the “second most highly compensated officer” at all business peer group companies; for the next three most highly compensated named executive officers of the Company, the average of the business peer group’s “third, fourth and fifth most highly compensated named executive officers” compensation figures were utilized to form the comparison. In addition to the comparisons to the business peer group, the same executive comparisons were used to benchmark compensation elements against the general industry peer group’s compensation. These comparisons yielded approximately the same adjustments as does the business peer group analysis, further validating the Compensation Committee’s work.

Base Salary

Base salary, as its name implies, is the basic element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary is generally set to be within a range of 15% of the 50th percentile of the selected business peer group executive.

Utilizing the benchmarking survey analyses described above, the base salaries of the Chief Executive Officer and the other named executive officers were reviewed. In addition to the benchmarking policies, the Compensation Committee also evaluated each individual’s unique contributions to the organization and overall industry trends. In 2011, the Chief Executive Officer’s salary was increased by 2.6% over his 2010 base salary, to $1,400,000. For 2011, the base salary of the Chief Financial Officer was increased by 2.0% over his 2010 base salary, to $750,000. With respect to our Division Presidents (three of whom are named executive officers), we found that in 2011, our objectives for their target range base salaries had been met and the 2011 base salary of each was increased by 2.0% over their 2010 base salaries to meet our compensation objectives for base salary. As previously described, for 2012, the base salaries for each of our named executive officers will remain at their 2011 levels.

Cash Incentive Compensation

Cash incentive compensation awards to the named executive officers are made pursuant to the Company’s 2004 Employee Performance Incentive Plan (initially approved by the stockholders in 2004 and subsequently, as amended and restated, approved in 2009). This non-equity incentive compensation plan provides for a wide range of potential awards and is utilized as a compensation vehicle across the Company. Cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Cash incentive compensation awards’ targets are typically expressed as a percentage of the individual’s base salary. Based on the nature of the Company’s business, the performance period applicable to cash incentive compensation awards for its named executive officers is tied to the attainment of annual performance objectives; however, for other employees, incentives may be linked to goal attainment over shorter or longer periods of time.

The Company did not undertake a statistical analysis to quantify how difficult it would be for Messrs. Miller, Hussey and Portacci to achieve the relevant target levels of Divisional Hospital EBITDA, EBITDA Margin Improvement, Divisional Hospital Revenue and Non-Self Pay Admissions Growth (collectively, the “Performance Measures”). However, at the time the target levels for the Performance Measures were set, the Compensation Committee believed that achieving such target levels, although challenging, was achievable with significant effort from the named executive officers. Accordingly, the likelihood of the named executive officers achieving their respective target levels for the Performance Measures is not known and historically, in any given year, not all of the target levels were fully achieved by all named executive officers. The Compensation Committee determined that it was appropriate to add a difficulty layer to obtaining the cash incentive compensation awards in order to motivate the named executive officers to meet the Company’s business goals and to align named executive officers’ interests with the goals and strategic initiatives established by the Company.

Cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals. For each named executive officer, the individual’s target plan includes two or more budgeted goals, and for each goal, different award amounts may be earned depending on the level at which that goal is attained, (i.e., an underachievement and overachievement opportunity). The risk of not attaining the goals is substantial. For 2011, the Company’s goals were as follows:

•	The EBITDA target was $1.855 billion (with a minimum of $1.6695 billion, which would have yielded 50% of bonus amount linked to this objective),

•	The Continuing Operations EPS target was $3.15 per share (with a minimum of $2.90, which would have yielded 50% of bonus amount linked to this objective), and

•	The Net Revenues target was $13.9 billion (with a minimum of $12.51 billion, which would have yielded 50% of the bonus amount linked to this objective).

Each goal target is scaled to achieve partial award for less than targeted performance. For example, for each 1% decrease in the Company’s EBITDA achievement, the award percentage amount was reduced by 5%, so that at 90% of target attainment, 50% of the specified award percentage would have been paid. However, no awards are paid when the Company’s EBITDA achievement is below 90% of target attainment. On the other hand, if the target for Company EBITDA or net revenues had been exceeded, each named executive officer would have received an additional 1% of their base salary for each 1% over the target, and if the target for the Company’s continuing operations EPS, had been exceeded, each named executive officer would have received an additional 1% of their base salary for each $0.01 over the target, up to a plan maximum specified for each named executive officer. Target amounts may be adjusted for significant changes in acquisition and divestiture assumptions. No such adjustments were made in 2011. Additional division-specific goals are based upon certain financial and operational results of the hospitals within each respective division.

For 2011, the targeted goals were met as follows: Company EBITDA — 99%; Continuing Operations EPS — 106%; and Net Revenue — 98%. Individual Division President’s goal attainment varied depending upon the operations within the applicable division as set forth in the table below.

With respect to each of the named executive officers, who have been designated by the Compensation Committee as “covered employees” under this plan, their 2011 awards, which are administered solely by the Compensation Committee, are limited to awards which will be treated as “qualified performance-based compensation” under Section 162(m) of the IRC. Awards to other employees, including the other executive officers, are administered by management; however, the targets and awards are approved and ratified by the Compensation Committee. Awards to executive officers who are not designated as “covered employees” may be discretionary in nature.

For 2011, for each component of the non-equity incentive plan compensation, the targeted award and attained award, expressed as a percentage of base salary, for each named executive officer along with the maximum incentive award attainable are set forth in the table below:

		Non-equity Incentive Plan Compensation (expressed as a percentage of base salary)
		Target	Attainment
Wayne T. Smith,	Company EBITDA	175.0%	166.3%
Chairman, President and	Company Continuing Operations EPS	65.0%	65.0%
Chief Executive Officer	Company Net Revenues	25.0%	22.5%

	Target	265.0%	253.8%
	Performance Improvement Awarded	25.0%	10.0%
	Overachievement of Company goals	—	18.0%

	Total Achievement	—	281.8%

	Total Achievement Limited to Maximum Award Attainable	300.0%	281.8%

W. Larry Cash,	Company EBITDA	100.0%	95.0%
Executive Vice President and	Company Continuing Operations EPS	45.0%	45.0%
Chief Financial Officer	Company Net Revenues	20.0%	18.0%

	Target	165.0%	158.0%
	Performance Improvement Awarded	25.0%	10.0%
	Overachievement of Company goals	—	18.0%

	Total Achievement	—	186.0%

	Total Achievement Limited to Maximum Award Attainable	200.0%	186.0%

David L. Miller	Division Hospital EBITDA	70.0%	66.5%
President, Division Operations	Company EBITDA	20.0%	19.0%
	Company Continuing Operations EPS	15.0%	15.0%
	Division Hospital EBITDA Margin Improvement	5.0%	5.0%
	Division Hospital Revenue	5.0%	0.0%
	Division Hospital Non-Self Pay Admissions Growth	5.0%	0.0%
	Clinic EBITDA as % of Hospital EBITDA	3.0%	3.0%
	Provider Contribution Margin	2.0%	2.0%
	Clinic EBITDA Margin Improvement	3.0%	3.0%
	Increase Average Net Revenue per Provider by 3%	2.0%	2.0%

	Target	130.0%	115.5%
	Performance Improvement Awarded	10.0%	6.0%
	Overachievement of Company goals	—	18.0%

	Total Achievement	—	139.5%

	Total Achievement Limited to Maximum Award Attainable	150.0%	139.5%

William S. Hussey	Division Hospital EBITDA	70.0%	66.5%
President, Division Operations	Company EBITDA	20.0%	19.0%
	Company Continuing Operations EPS	15.0%	15.0%
	Division Hospital EBITDA Margin Improvement	5.0%	5.0%
	Division Hospital Revenue	5.0%	2.0%
	Division Hospital Non-Self Pay Admissions Growth	5.0%	0.0%
	Clinic EBITDA as % of Hospital EBITDA	3.0%	2.3%
	Provider Contribution Margin	2.0%	1.5%
	Clinic EBITDA Margin Improvement	3.0%	3.0%
	Increase Average Net Revenue per Provider by 3%	2.0%	2.0%

	Target	130.0%	116.3%
	Performance Improvement Awarded	10.0%	6.0%
	Overachievement of Company goals	—	18.0%

	Total Achievement	—	140.3%

	Total Achievement Limited to Maximum Award Attainable	150.0%	140.3%

Table continues on next page.

		Non-equity Incentive Plan Compensation (expressed as a percentage of base salary)
		Target	Attainment
Michael T. Portacci	Division Hospital EBITDA	70.0%	78.0%
President, Division Operations	Company EBITDA	20.0%	19.0%
	Company Continuing Operations EPS	15.0%	15.0%
	Division Hospital EBITDA Margin Improvement	5.0%	5.0%
	Division Hospital Revenue	5.0%	5.0%
	Division Hospital Non-Self Pay Admissions Growth	5.0%	0.0%
	Clinic EBITDA as % of Hospital EBITDA	3.0%	2.3%
	Provider Contribution Margin	2.0%	2.0%
	Clinic EBITDA Margin Improvement	3.0%	3.0%
	Increase Average Net Revenue per Provider by 3%	2.0%	2.0%

	Target	130.0%	131.3%
	Performance Improvement Awarded	10.0%	6.0%
	Overachievement of Company goals	—	18.0%

	Total Achievement	—	155.3%

	Total Achievement Limited to Maximum Award Attainable	150.0%	150.0%

The attainment of incentive compensation from the overachievement of Company goals, as reflected in the table above, was derived from the components of the cash incentive compensation awards, as follows:

Overachievement of Company Goals

(expressed as a percentage of base salary)

	Company EBITDA	Company Continuing Operations EPS	Company Net Revenues	Total Overachievement
Wayne T. Smith	n/a	18.0%	n/a	18.0%
W. Larry Cash	n/a	18.0%	n/a	18.0%
David L. Miller	n/a	18.0%	n/a	18.0%
William S. Hussey	n/a	18.0%	n/a	18.0%
Michael T. Portacci	n/a	18.0%	n/a	18.0%

As noted previously, for 2012, the Compensation Committee has added “total shareholder return” as an element of the potential award for “performance improvement,” which reflects the Compensation Committee’s ongoing desire to ensure that executive compensation is appropriately aligned with shareholder return.

Long-term Incentives

Equity awards are designed to reward the executives for their longer-term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool, bridging annual base salary and incentive compensation payments to retirement and other end-of-service compensation benefits. Long-term incentives comprise a very important part of the Company’s executive compensation program, and currently greater than 60% of the pay mix of actual total direct compensation consists of a combination of stock options and restricted stock awards. For 2011, the Company’s current pay mix was competitive with the business peer group’s pay mix, which is consistent with the Company’s overall executive compensation philosophy and core principles. The pay mix was also consistent with compensation within the general industry peer group, which is consistent with the Company’s targeted ranges.

Equity-based incentive awards are made pursuant to the Company’s 2000 Stock Option and Award Plan, as amended and restated in 2009 and the Company’s 2009 Stock Option and Award Plan, as amended and restated in 2011. These plans provide for a wide variety of stock-based compensation awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and other share-based awards. The Company only made awards in the form of non-qualified stock options and restricted stock, as these types of awards are most consistently used by the Company’s business peer group and are thus deemed to provide the most competitive compensation element for long-term incentive compensation.

The Company believes annual grants that create an appropriate (i.e., market competitive) mix of compensation elements more directly and effectively align the interests of management with those of stockholders. Under the Company’s compensation philosophy, all grants of both non-qualified stock options and restricted stock awards vest in one-third increments on each of the first three anniversary dates of the grant date, which further serves to align this compensation program element with the interests of investors. The Compensation Committee reviews and adjusts annually the size and mix of award types. Beginning in 2006 and continuing each year thereafter, the named executive officers’ restricted stock awards were modified to include a component of “qualified performance-based compensation”; these awards would be forfeited in their entirety, if the performance measures for the calendar year in which those grants were made had not been attained. The performance measures for the grants made in each year have been attained, and those grants are further subject to time-based restrictions, which lapse in one-third increments on each of the first three anniversary dates of the grants.

The 2011 performance-based restricted stock awards to the named executive officers were subject to the same type of performance criteria as were the 2010 and prior year awards; they require the satisfaction of one of two performance measures, either 75% of the low-end target range of 2011 earnings per share from continuing operations, or the attainment of 90% of the 2011 net operating revenue low-end target range, both as projected in February 2011. These awards would have been forfeited in their entirety if neither target was attained, but if either target was attained, then the performance-based criteria would have been met and the awards’ time-based restrictions would lapse in one-third increments on each of the first three anniversary dates of the grants.

In evaluating the long-term incentive awards to be made to the named executive officers for 2011, the Compensation Committee, in consultation with its independent consultant, considered a number of issues affecting compensation decisions at that time and, having lowered the number of shares that were awarded in 2010 (versus the awards made in 2009), maintained the same level of awards for 2011 as in 2010. Following the adoption of ASC 718, the Compensation Committee believes that full-value shares (versus non-qualified stock options) are a better match between accounting treatment and economic value. As noted previously, in 2012, the Compensation Committee substantially reduced the stock awards to each of the named executive officers; performance-based restricted stock awards were reduced by 50% and non-qualified stock options were reduced by 20%. These reductions will be reflected in the executive compensation tables of next year’s proxy statement.

In 2011, we essentially exhausted the number of shares available for issuance under the Company’s 2000 Stock Option and Award Plan; however, that Plan has not been frozen, and any shares returned to the plan through forfeitures will be available for reissuance. In 2009, our stockholders approved the adoption of the Company’s 2009 Stock Option and Award Plan, which provides for the issuance of up to 3,500,000 shares. In 2011, our stockholders approved an increase of 1,200,000 shares available for issuance under the Company’s 2009 Stock Option and Award Plan.

Benefits

The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability and retirement savings (401(k)). The named executive officers are eligible to participate in these plans on the same basis (i.e., benefits, premium amounts and co-payment deductibles) as all other full-time employees of the Company. The Company’s named executive officers also participate in or receive additional benefits, which are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. These plans include the Supplemental Executive Retirement Plan (the “SERP”), the Supplemental 401(k) Plan and the Deferred Compensation Plan, each of which is a non-qualified plan under the IRC. The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.

The provision of a retirement benefit is necessary to remain competitive with the Company’s business peer group, and is thus an important element for the recruitment and retention of executives. Effective January 1, 2003, the Company adopted the SERP for the benefit of our officers and key employees of our subsidiaries. This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers this plan and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERP is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three years.

The SERP generally provides that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to an annual retirement benefit equal to (i) the participant’s Annual Retirement Benefit, reduced by (ii) the sum of the actuarial equivalent of the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age.

For this purpose, the “Annual Retirement Benefit” means an amount equal to the average of the last five full years of service preceding the participant’s termination of employment, then multiplied by the lesser of (i) 60% or (ii) a percentage equal to 2% multiplied by the participant’s years of service. Mr. Smith and Mr. Cash have been credited with two years of service for each year of actual service up to 25 years of credit and thereafter, receive one year of credit for each year of service. Benefits are paid in a single lump sum. The benefit is reduced for the Social Security benefit. Employees who retire with fewer than 25 years of service receive a reduced benefit.

In the event of a change in control of the Company, all participants who have been credited with five or more years of service will be credited with an additional three years of service for purposes of determining the benefit. In addition, the benefit accrued by any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment. Upon such payment to all participants, the SERP will terminate.

The Company’s named executive officers are also eligible to participate in and contribute to the Company’s non-qualified Deferred Compensation Plan. Employees’ voluntary contributions to this plan are tax deferred, but are subject to the claims of the general creditors of the Company. As of 2009, the named executive officers and employees are no longer eligible to contribute to the non-qualified Supplemental 401(k) Plan. The individual asset balances remaining in this plan are eligible for investment earnings to the named executive officers and employees. These plans do not play a significant role in the Company’s executive compensation program. Effective for 2009, no Company contributions are made to either of these plans and the named executive officers are limited to the matching provisions of the tax-qualified 401(k) plan.

Perquisites

The Company provides very little in the way of additional benefits to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the business peer group and other companies and are appropriate additional items of compensation for these individuals.

Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the named executive officers in an amount equal to four times the individual’s base salary.

The Company operates aircraft to facilitate the operation of its business. The Board of Directors has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The incremental cost of personal air travel attributable to each named executive officer’s personal aircraft usage has been included in the Summary Compensation table below and is taxed to the executive without gross-up based on IRS guidelines.

Termination of Service and Severance Arrangements

As described above, each of the named executive officers is party to an A&R CIC Agreement, which provides benefits only upon both a change in control of the Company and either a qualifying termination of employment, or in the event of certain other adverse changes in the terms of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her A&R CIC Agreement, that executive officer will not be eligible to participate in the Company’s severance policy. The Company’s severance policy provides that Messrs. Smith and Cash are entitled to receive twenty-four (24) months of their base salary (the other named executive officers are entitled to receive twelve (12) months of their then base salary). Also, upon termination without cause, all of the named executive officers are entitled to receive a pro-rated portion of their cash incentive compensation for the year of termination and under their restricted stock award agreements, the lapse schedule is accelerated. Upon termination, the named executive officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for Messrs. Smith and Cash and twelve (12) months for the other named executive officers.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while in the employ of the Company, vesting is accelerated for all grants under the 2000 Stock Option and Award Plan and the 2009 Stock Option and Award Plan.

Additional Executive Compensation Policies

The Community Health Systems Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the following Company directors and officers, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash stipends at the time the participant becomes subject to the guidelines:

Position with the Company	Value of Common Stock Owned
Chairman/President/Chief Executive Officer	5.0x
Non-Management Members of the Board of Directors	5.0x
Executive Vice Presidents/Chief Financial Officer	3.0x
Proxy “named executive officers” (Division Presidents and Senior Vice Presidents)	3.0x
Other Senior Vice Presidents	1.5x
Other Officers	1.0x

Company officers and directors subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines. Until such time as a Company officer or director satisfies the Stock Ownership Guidelines, that individual will also be required to hold, for at least one year, 100% of the shares received upon the exercise of stock options and upon the vesting of restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) Common Stock held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock issued and held as part of an executive’s or director’s long-term compensation, whether or not vested; (iii) Common Stock underlying vested Community Health Systems, Inc. stock options; and (iv) Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems neces-

sary and appropriate. Although not all officers and directors were in compliance with the Stock Ownership Guidelines as of December 31, 2011 because of the stock price on that date, by February 15, 2012, and thereafter until March 23, 2012, each director and officer subject to the Stock Ownership Guidelines did meet their ownership requirements.

Prohibition on Speculative Stock Transactions

The Company considers it inappropriate for any director or executive officer to enter into speculative transactions involving the Company’s securities. Therefore, the Company’s insider trading policy prohibits directors and executive officers from trading in any put or engaging in any short sale or other hedging transaction (including a short sale “against the box”) or equity swap of Company securities, or trading in any call or other derivative on Company securities.

Tax Considerations

Section 162(m) of the IRC limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other named executive officers. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” The Company aims to design the performance-based compensation paid to its named executive officers so that it will satisfy the requirements for deductibility under Section 162(m). The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions. The Compensation Committee has and expects to continue to authorize payment of compensation to the Company’s named executive officers outside the deductibility limitation of Section 162(m) under certain circumstances.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”)

ASC 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company’s equity awards to the named executive officers are structured to comply with the requirements of ASC 718. To maintain the appropriate equity accounting treatment, the Company takes such accounting treatment into consideration when designing and implementing its compensation programs.

In conclusion, the Company believes that the historical and continuing practices of the Company are in conformity, in all material respects, with the best practices of the industry and all current recommendations.

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our named executive officers’ total compensation earned during the years ended December 31, 2011, 2010 and 2009. This table is prepared in accordance with SEC regulations and does not reflect the actual value of any stock-based compensation that might be realized by any executive.

Name and Position	Year	Salary ($)(1)	Bonus ($)(1)	Plan Based Awards		Non-equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
				Restricted Stock Awards ($)(2)	Option Awards ($)(3)
Wayne T. Smith	2011	1,400,000	—	7,592,000	479,500	3,945,200	8,026,359	141,435	21,584,494
Chairman of the Board, President and Chief Executive Officer	2010	1,365,000	—	6,780,000	418,500	4,095,000	8,185,365	116,704	20,960,569
	2009	1,300,000	—	4,545,000	303,000	3,900,000	7,584,981	203,009	17,835,990

W. Larry Cash	2011	750,000	—	3,036,800	283,000	1,395,000	3,199,292	65,206	8,729,298
Executive Vice President and Chief Financial Officer	2010	735,000	—	2,712,000	250,500	1,470,000	2,877,325	43,298	8,088,123
	2009	700,000	—	1,818,000	121,200	1,400,000	2,859,864	75,139	6,974,203

David L. Miller	2011	612,000	—	1,518,400	113,200	853,740	1,512,965	28,453	4,638,758
President - Division Operations	2010	600,000	40,000	1,356,000	100,200	900,000	1,116,520	28,073	4,140,793
	2009	550,000	—	909,000	60,600	825,000	707,866	26,489	3,078,955

William S. Hussey	2011	612,000	20,000	1,518,400	113,200	858,636	1,024,825	30,365	4,177,426
President - Division Operations	2010	600,000	100,000	1,356,000	100,200	900,000	733,839	30,365	3,820,404
	2009	550,000	—	909,000	60,600	825,000	188,112	22,525	2,555,237

Michael T. Portacci	2011	561,000	30,000	1,518,400	113,200	841,500	1,000,420	17,018	4,081,538
President - Division Operations	2010	550,000	—	1,356,000	100,200	753,500	752,883	16,932	3,529,515
	2009	500,000	15,000	727,200	60,600	750,000	508,426	18,412	2,579,638

(1)	Amounts represent cash-based compensation. Total cash-based compensation for the year ended December 31, 2011 was as follows: Mr. Smith, $5,345,200; Mr. Cash, $2,145,000; Mr. Miller, $1,465,740; Mr. Hussey, $1,490,636; and Mr. Portacci, $1,432,500; and total cash compensation included those amounts in the bonus column above which were extraordinary bonus payments given to recognize management’s accomplishments in light of the global economic conditions and further incentivize the named executive officers to effectively guide the Company through difficult economic times.

(2)	The dollar amount shown in the table above represents the fair value of restricted shares on their respective grant dates: February 23, 2011 ($37.96 per share); February 24, 2010 ($33.90 per share); and February 25, 2009 ($18.18 per share). The grant date fair value of restricted shares included in the table above is based on a 100 percent probability of meeting the performance conditions. The grant date fair value was computed in accordance with ASC 718. The market value for the restricted stock awards on their respective first vesting dates are as follows: $24.69 per share on February 23, 2012 for awards granted on February 23, 2011; $37.85 per share on February 24, 2011 for awards granted on February 24, 2010 and $33.48 per share on February 25, 2010 for awards granted on February 25, 2009.

(3)	The dollar amount shown in the table above represents the fair value of stock options on their respective grant dates: February 23, 2011 ($37.96 per share); February 24, 2010 ($33.90 per share); and February 25, 2009 ($18.18 per share). The grant date fair value was computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 of the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2012 for the year ended December 31, 2011. The market value for the option awards on their respective first vesting dates are as follows: $24.69 per share on February 23, 2012 for awards granted on February 23, 2011; $37.85 per share on February 24, 2011 for awards granted on February 24, 2010 and $33.48 per share on February 25, 2010 for awards granted on February 25, 2009.

(4)	Represents the actuarial increase in the present value of the named executive officer’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. The change in the pension value in 2011 is primarily attributable to the impact of current year non-equity incentive plan compensation on the calculation of benefits under the Plan, the adoption of provisions in the plan to comply with Section 409A of the IRC and a decrease in the assumed interest rates, based on the 10-year Treasury note. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2011, 2010 or 2009.

(5)	All Other Compensation for the year ended December 31, 2011 consists of the following:

Name	Long-Term Disability Premiums ($)	401(k) Plan Employer Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Corporate Aircraft ($)	Membership/ Dues ($)
Wayne T. Smith	5,950	8,575	53,217	68,807	4,886
W. Larry Cash	5,950	8,575	14,590	36,091	—
David L. Miller	5,950	8,575	13,928	—	—
William S. Hussey	5,950	8,575	15,840	—	—
Michael T. Portacci	3,500	8,575	4,943	—	—

Grants of Plan-Based Awards

The following table sets forth the actual number of stock options and restricted stock awards granted and the range of potential payment under the 2004 Employee Performance Incentive Plan for the named executive officers for the year ended December 31, 2010 and the grant date fair value of these awards. There can be no assurance that the grant date fair value of options and restricted stock awards will ever be realized.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards Per Share ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

		Threshold (#)	Target (#)(1)	Maximum (#)	Threshold (#)	Target (#)(1)	Maximum (#)

Wayne T. Smith	2/23/2011							—	50,000	37.96	479,500
	2/23/2011	—	3,710,000	4,200,000		200,000					7,592,000

W. Larry Cash	2/23/2011							—	25,000	37.96	283,000
	2/23/2011		1,237,500	1,500,000		80,000					3,036,800

David L. Miller	2/23/2011							—	10,000	37.96	113,200
	2/23/2011		795,600	918,000		40,000					1,518,400

William S. Hussey	2/23/2011							—	10,000	37.96	113,200
	2/23/2011		795,600	918,000		40,000					1,518,400

Michael T. Portacci	2/23/2011							—	10,000	37.96	113,200
	2/23/2011		729,300	841,500		40,000					1,518,400

(1)	With respect to the February 23, 2011 grant of restricted stock, the performance measure was achievement of 90% of the low end of the range of projected net revenues as stated in the Company’s earnings release filed with the SEC on Form 8-K on February 24, 2011. Since this performance criteria was met, the awards time-based restrictions will lapse in one-third increments on each of the first three anniversaries of the grant date. In the event of a change in control of the Company, as defined in our 2009 Stock Option and Award Plan, all such restricted stock shall vest and the restrictions shall lapse immediately.

(2)

Represents options granted under our 2009 Stock Option and Award Plan. The options granted on February 23, 2011 became or will become exercisable with respect to one-third of the shares covered thereby on each of February 23, 2012,

February 23, 2013, and February 24, 2014. In the event of a change in control of the Company as defined in our 2000 Stock Option and Award Plan, all such options become immediately and fully exercisable.

(3)	Closing market value of the shares of our Common Stock on February 23, 2011, the date of grant. The closing market value of the shares of our Common Stock at December 31, 2011 was $17.45.

(4)	Represents the grant date fair value calculated under ASC 718, and as presented in our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2011 fiscal year. The fair value of the stock option awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the named executive officers based on a number of factors. These factors include our actual operating performance, stock price fluctuations, differences from the valuation assumptions used, and the timing of exercise or applicable vesting.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable and unvested restricted stock awards as of December 31, 2011 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Wayne T. Smith	500,000	—	—	$20.3000	5/22/2013
	100,000	—	—	$32.3700	2/28/2013
	100,000	—		$38.3000	3/1/2014
	100,000	—		$37.2100	2/27/2015
	500,000	—	—	$40.4100	7/24/2015
	200,000	—	—	$32.2800	2/26/2018
	33,333	16,667		$18.1800	2/24/2019
	16,666	33,334		$33.9000	2/23/2020
	—	50,000		$37.9600	2/22/2021	416,668	7,270,857	—	—

W. Larry Cash	20,000	—	—	$20.3000	5/22/2013
	65,000	—	—	$32.3700	2/28/2013
	50,000	—	—	$38.3000	3/1/2014
	60,000	—		$37.2100	2/27/2015
	200,000	—		$40.4100	7/24/2015
	60,000	—		$32.2800	2/26/2018
	13,333	6,667		$18.1800	2/24/2019
	8,333	16,667		$33.9000	2/23/2020
	—	25,000		$37.9600	2/22/2021	166,668	2,908,357	—	—

David L. Miller	30,000	—	—	$32.3700	2/28/2013
	20,000	—		$38.3000	3/1/2014
	10,000	—		$37.2100	2/27/2015
	100,000	—	—	$40.4100	7/24/2015
	20,000	—	—	$32.2800	2/26/2018
	6,666	3,334		$18.1800	2/24/2019
	3,333	6,667		$33.9000	2/23/2020
	—	10,000		$37.9600	2/22/2021	83,334	1,454,178	—	—

William S. Hussey	60,000			$20.2500	12/10/2012
	90,000			$20.3000	5/22/2013
	60,000			$27.2900	2/24/2014
	30,000	—	—	$32.3700	2/28/2013
	20,000	—	—	$38.3000	3/1/2014
	10,000	—	—	$37.2100	2/27/2015
	100,000	—	—	$40.4100	7/24/2015
	20,000	—	—	$32.2800	2/26/2018
	6,666	3,334		$18.1800	2/24/2019
	3,333	6,667		$33.9000	2/23/2020
	—	10,000		$37.9600	2/22/2021	83,334	1,454,178	—	—

Michael T. Portacci	50,000	—		$20.3000	5/22/2013
	30,000	—		$32.3700	2/28/2013
	20,000	—		$38.3000	3/1/2014
	10,000	—		$37.2100	2/27/2015
	100,000	—		$40.4100	7/24/2015
	20,000	—	—	$32.2800	2/26/2018
	6,666	3,334		$18.1800	2/24/2019
	3,333	6,667		$33.9000	2/23/2020
	—	10,000		$37.9600	2/22/2021	80,001	1,396,017	—	—

(1)	These options were fully vested as of December 31, 2011.

(2)	Vesting of unexercisable options occurred or will occur, subject to the terms of the 2009 Stock Option and Award Plan, on February 25, 2012 for options expiring on February 24, 2019 and in equal increments on February 24, 2012 and February 24, 2013 for options expiring on February 23, 2020, and in equal increments on February 23, 2013, February 23, 2014, and February 23, 2015 for options expiring on February 22, 2021.

(3)	The dollar value in the table above represents the market value of shares of Common Stock on December 31, 2011 ($17.45 per share) and consists of unvested awards from the following grants set forth in the table below.

Name	Date Granted	Unvested Restricted Shares
Wayne T. Smith	2/25/2009	83,334
	2/24/2010	133,334
	2/23/2011	200,000

W. Larry Cash	2/25/2009	33,334
	2/24/2010	53,334
	2/23/2011	80,000

David L. Miller	2/25/2009	16,667
	2/24/2010	26,667
	2/23/2011	40,000

William S. Hussey	2/25/2009	16,667
	2/24/2010	26,667
	2/23/2011	40,000

Michael T. Portacci	2/25/2009	13,334
	2/24/2010	26,667
	2/23/2011	40,000

Vesting of these awards occurred or will occur, subject to the terms of the 2000 or 2009 Stock Option and Award Plan, in one-third increments on each of the first three (3) anniversaries of the dates of grants for grants on February 25, 2009, February 24, 2010 and February 23, 2011.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the named executive officers along with the number of stock awards that vested during the year ended December 31, 2011.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise or Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Wayne T. Smith	—	—	183,333	7,184,155
W. Larry Cash	—	—	79,999	3,139,961
David L. Miller	—	—	41,667	1,636,597
William S. Hussey	10,000	170,000	41,667	1,636,597
Michael T. Portacci	—	—	38,333	1,503,404

(1)	The value realized upon vesting is based on the fair market value on the date of vesting.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2011, including the number of years of service credited to each such named executive officer. Under the Company’s SERP, the present value is determined by using interest rate and mortality rate assumptions consistent with those described in the footnotes of the Company’s audited consolidated financial statements for the year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2012.

This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The plan generally provides that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to an annual retirement benefit equal to the participant’s Annual Retirement Benefit, reduced by the sum of the actuarial equivalent of the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of 60% or a percentage equal to 2% multiplied by the participant’s years of service.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wayne T. Smith	SERP	27.50	34,636,825	—
W. Larry Cash	SERP	26.75	13,465,853	—
David L. Miller	SERP	14.08	4,312,132	—
William S. Hussey	SERP	8.58	2,534,871	—
Michael T. Portacci	SERP	15.00	2,781,894	—

(1)	Under the SERP, both Mr. Smith and Mr. Cash are credited with two (2) years of service for every actual year worked, until the total years of service equal 25 years, and then one year of service for each year worked thereafter.

Non-qualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. Vesting in the Company match contributions in the Deferred Compensation Plan is 20% per year until fully vested at five (5) years. The participants may select their investment funds in the plan in which their accounts are deemed to be invested and if no fund is selected by the participant, the Company contributions will be deemed to be invested in a money market account for the participant. Beginning in 2009, the Company no longer contributes to this plan.

Distributions from the plan shall be in a lump sum payment as soon as administratively feasible, but no earlier than 10 days and no later than 45 days following the date on which the participant is entitled to receive the distribution. The participant also has the option to make an election to delay the time of payments in five (5) annual installments or in ten (10) annual installments. The election for the deferral may not be made less than 12 months prior to the date of the first scheduled payment. An election relating to the form of payment may be made as permitted under Section 409A of the IRC.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings (Losses) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Wayne T. Smith	—	127,865	—	5,751,959
W. Larry Cash	—	(61,804)	—	1,131,338
David L. Miller	—	(7,788)	—	127,922
William S. Hussey	96,800	(19,590)	—	701,767
Michael T. Portacci	21,330	(22,511)	—	869,819

(1)	Contributions from 2011 salary. These amounts are also included as compensation in the Summary Compensation Table.

(2)	Investment earnings for 2011.

(3)	Plan balance as of December 31, 2011.

Potential Payments upon Termination or Change in Control

The table below sets forth potential payments and/or benefits that would be provided to our current named executive officers upon termination of employment or a change in control. These amounts are the incremental or enhanced amounts that a named executive officer would receive that is in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 31, 2011. The closing price of the Company’s Common Stock was $17.45 on that date.

		Equity Incentive Plan Awards
Named Executive Officer	Cash Severance ($)	Acceleration of Options ($)	Acceleration of Restricted Stock ($)	Retirement Benefit - SERP ($)	Health and Welfare Benefits ($)	Outplacement Counseling and Related Benefits ($)	Excise Tax Gross Up ($)	Total ($)
Wayne T. Smith
Voluntary termination	—	—	—	38,463,785	—	—	—	38,463,785
Retirement	—	—	—	38,463,785	—	—	—	38,463,785
Involuntary Termination	6,895,000	—	7,270,857	38,463,785	—	—	—	52,629,642
Change in control of the company	16,485,000	—	7,270,857	42,738,914	23,855	25,000	—	66,543,626

W. Larry Cash
Voluntary termination	—	—	—	16,746,527	—	—	—	16,746,527
Retirement	—	—	—	16,746,527	—	—	—	16,746,527
Involuntary Termination	2,970,000	—	2,908,357	16,746,527	—	—	—	22,624,884
Change in control of the company	6,660,000	—	2,908,357	19,537,904	23,855	25,000	—	29,155,116

David L. Miller
Voluntary termination	—	—	—	5,316,836	—	—	—	5,316,836
Retirement	—	—	—	5,316,836	—	—	—	5,316,836
Involuntary Termination	1,512,000	—	1,454,178	5,316,836	—	—	—	8,283,014
Change in control of the company	4,536,000	—	1,454,178	6,829,861	23,855	25,000	—	12,868,894

William S. Hussey
Voluntary termination	—	—	—	3,179,497	—	—	—	3,179,497
Retirement	—	—	—	3,179,497	—	—	—	3,179,497
Involuntary Termination	1,512,000	—	1,454,178	3,179,497	—	—	—	6,145,675
Change in control of the company	4,536,000	—	1,454,178	4,677,537	23,855	25,000		10,716,570

Michael T. Portacci
Voluntary termination	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Involuntary Termination	1,402,500	—	1,396,017	—	—	—	—	2,798,517
Change in control of the company	4,207,500	—	1,396,017	8,469,414	43,134	25,000	4,803,613	18,944,678

Below is a discussion of the estimated payments and/or benefits under four events:

1. Voluntary Termination, which includes resignation and involuntary termination for cause, including the Company’s termination of the named executive officer’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2. Retirement, as defined in the various plans and agreements.

3. Involuntary Termination, which includes a termination other than for cause, but does not include a termination related to a change in control of the Company.

4. Change in Control of the Company, as defined in the A&R CIC Agreements previously described in the “Employment Contracts; Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

Severance Benefits

The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as a named executive officer could be compensated, if at all, for only one event.

Voluntary Termination. No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement. No severance amounts are payable upon retirement.

Involuntary Termination. Mr. Smith and Mr. Cash would receive two (2) times the sum of the base salary and the higher of the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which Mr. Smith’s or Mr. Cash’s termination occurs. Messrs. Miller, Hussey and Portacci each would receive the sum of the base salary and the higher of the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which Messrs. Miller’s, Hussey’s or Portacci’s termination occurs.

Change in Control of the Company. The named executive officers would receive three (3) times the sum of the base salary and three (3) times the sum of the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which change in control occurs.

Equity-Incentive Plan Awards

Each named executive officer has outstanding long-term incentive awards granted under the Company’s equity-based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary Termination. If a named executive officer voluntarily terminates his employment prior to being eligible for retirement, or the Company terminates his employment for cause, his unvested restricted stock and unvested stock options will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement. Upon retirement, unvested stock options would be forfeited.

Involuntary Termination. If a named executive officer is terminated by the Company for any reason other than for cause, his unvested stock options will be forfeited, but his performance-based restricted stock award will continue until such time as the Board or an appropriate committee determines that the performance objective has been attained. If attained, then the restrictions on the entire award shall lapse on the first anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the entire award shall lapse immediately). If the performance objective is not attained, the award shall be forfeited in its entirety. The value of unvested restricted stock that would become fully vested for each of the named executive officers is presented in the above table.

Change in Control of the Company. The value of in-the-money unvested stock options that would become fully vested for each of the named executive officers and the value of unvested restricted stock that would become fully vested for each of the named executive officers is presented in the above table.

Retirement Benefits

The amounts indicated below represent amounts payable, if any, under the SERP for each described scenario.

Voluntary Termination. In the case of voluntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Retirement. In the case of retirement, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Involuntary Termination. In the case of involuntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Change in Control of the Company. In the case of change in control of the company, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Other Benefits

In the event of a change in control of the Company, the Company provides the continuation of certain health and welfare benefits for a term of 36 months with values based on the current employer contributions each named executive would have been entitled to receive as of December 31, 2011. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the named executive officers.

Excise Tax Gross-Up

In the event of a change in control of the Company, the value of the “gross-up” payments to offset any excise tax imposed by Section 4999 of the IRC for each of the named executive officers is presented in the above table.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors proposes that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2011	2010
	(In thousands)
Audit Fees(a)	$4,558	$4,896
Audit-Related Fees(b)	1,312	570
Tax Fees(c)	647	868

Total	$6,517	$6,334

(a) Audit Fees: Fees for audit services billed in 2011 and 2010 consisted of:

•	audit of the Company’s annual consolidated financial statements (amounts include an attestation report on management’s assessment of internal control over financial reporting);

•	reviews of the Company’s quarterly consolidated financial statements;

(b) Audit-Related Fees: Fees for audit-related services billed in 2011 and 2010 consisted of:

•	statutory and regulatory audits;

•	consents and other services related to SEC matters;

•	due diligence associated with acquisitions;

•	financial accounting and reporting consultations;

•	employee benefit plan audits; and

•	agreed-upon procedures engagements.

(c) Tax Fees: Fees for tax services billed in 2011 and 2010 consisted of:

•

fees for tax compliance services totaled $218,000 and $224,934 in 2011 and 2010, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

(i) federal, state and local income tax return assistance;

(ii) sales and use, property and other tax return assistance; and

(iii) assistance with tax audits and appeals.

•

fees for tax planning and advice services totaled $428,860 in 2011 and $643,342 in 2010. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.

In considering the nature of the services provided by the independent registered public accounting firm, the Audit and Compliance Committee determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under the rules and regulations concerning auditor independence, promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

On December 10, 2002, the Board of Directors delegated to the Audit and Compliance Committee the sole authority to engage and discharge the Company’s independent registered public accounting firm, to oversee the conduct of the audit of the Company’s consolidated financial statements, and to approve the provision of all auditing and non-audit services. The Audit and Compliance Committee requires pre-approval of any non-audit services to be performed by our independent registered public accounting firm. All audit and non-audit services performed by the independent registered public accounting firm during 2011 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services. The Company’s policy does not permit the retroactive approval for “de minimus non-audit services.”

Required Vote

Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting do not approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

COMMITTEE REPORTS OF THE BOARD OF DIRECTORS

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

H. Mitchell Watson, Jr., Chair

John A. Clerico

Julia B. North

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of three directors, each of whom is “independent” as defined by the listing standards of the NYSE and Section 10A-3 of the Exchange Act. All of our Audit and Compliance Committee members meet the Securities and Exchange Commission definition of “audit committee financial expert.” The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors, which is posted on our corporate website (www.chs.net) and which is reviewed by the Committee annually, in conjunction with the Committee’s annual self-evaluation. The Company’s management is responsible for its internal controls and the financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue its reports thereon. The Audit and Compliance Committee is responsible for, among other things, monitoring and overseeing these processes, and recommending to the Board of Directors: (i) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K; and (ii) the selection of the independent registered public accounting firm to audit the consolidated financial statements of the Company.

In keeping with that responsibility, the Audit and Compliance Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with the independent registered public accounting firm, reviewed internal controls and accounting procedures and provided oversight review of the Company’s corporate compliance program. In addition, the Audit and Compliance Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditors Communication with Those Charged with Governance.”

The Audit and Compliance Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee met with the internal auditors and the independent registered public accounting firm with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit and Compliance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit and Compliance Committee has discussed with the independent registered public accounting firm its independence and also has reviewed the amount of fees paid to the independent registered accounting firm for audit and non-audit services.

Based on the Audit and Compliance Committee’s discussions with management and the independent registered public accounting firm and the Audit and Compliance Committee’s review of the representations of management and the materials it received from the independent registered public accounting firm as described above, the Audit and Compliance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

This report is respectfully submitted by the Audit and Compliance Committee of the Board of Directors.

THE AUDIT AND COMPLIANCE COMMITTEE

John A. Clerico, Chair

James S. Ely III

John A. Fry

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Rachel A. Seifert

Executive Vice President, Secretary and General Counsel

Franklin, Tennessee

April 6, 2012

REVOCABLE PROXY COMMUNITY HEALTH SYSTEMS, INC.
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Wayne T. Smith and Rachel A. Seifert, and each and any of them, proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of Community Health Systems, Inc. (the “Company”) owned by the undersigned at the Annual Meeting of Stockholders to be held at The St. Regis Hotel, located at 5th Avenue at 55th Street, New York, New York 10022 on Tuesday, May 15, 2012, at 8:00 a.m., local time, and at any adjournments or postponements thereof (the “Meeting”).

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

1. Election of Directors:

	For	Against	Abstain
(1) W. Larry Cash	☐	☐	☐
(2) John A. Clerico	☐	☐	☐
(3) James S. Ely III	☐	☐	☐
(4) John A. Fry	☐	☐	☐
(5) William Norris Jennings, M.D.	☐	☐	☐
(6) Julia B. North	☐	☐	☐
(7) Wayne T. Smith	☐	☐	☐
(8) H. Mitchell Watson, Jr.	☐	☐	☐
	For	Against	Abstain
2. The approval of the compensation of the Company’s named executive officers.	☐	☐	☐
3. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	For ☐	Against ☐	Abstain ☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

¿	Detach above card, sign, date and mail in postage paid envelope provided.	¿
COMMUNITY HEALTH SYSTEMS, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1,2 AND 3.

This Proxy will be voted as specified by the undersigned. In the absence of any specification, a signed Proxy will be voted (A) FOR the election of the eight (8) named nominees for director and FOR proposals 2 and 3 as described in the accompanying Proxy Statement. This Proxy revokes any prior Proxy given by the undersigned. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated April 6, 2012, describing more fully the proposals set forth herein.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.